Exhibit 10.21

CREDIT AGREEMENT
Dated as of February 26, 2026
among
ALIGNMENT HEALTHCARE USA, LLC,
as the Borrower,
ALIGNMENT HEALTHCARE, INC.,
as Parent,
ALIGNMENT HEALTHCARE HOLDCO 1, LLC,
as Intermediate Holdings,
ALIGNMENT HEALTHCARE HOLDCO 2, LLC,
as Holdings,
THE OTHER SUBSIDIARIES OF PARENT PARTY HERETO,
as the Guarantors,
CITIBANK, N.A.,
as Administrative Agent,
and
THE LENDERS PARTY HERETO
************************************************

CITIBANK, N.A.
WELLS FARGO SECURITIES, LLC
U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
1.01    Defined Terms.    1
1.02    Other Interpretive Provisions.    49
1.03    Accounting Terms.    49
1.04    Rounding.    51
1.05    Times of Day.    51
1.06    Letter of Credit Amounts.    51
1.07    Interest Rates.    51
1.08    UCC Terms.    52
1.09    Limited Condition Transactions.    52
ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS    53
2.01    Loans.    53
2.02    Borrowings, Conversions and Continuations of Loans.    53
2.03    Letters of Credit.    55
2.04    Swingline Loans.    63
2.05    Prepayments.    66
2.06    Termination or Reduction of Commitments.    67
2.07    Repayment of Loans.    68
2.08    Interest and Default Rate.    68
2.09    Fees.    69
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.    69
2.11    Evidence of Debt.    70
2.12    Payments Generally; Administrative Agent’s Clawback.    70
2.13    Sharing of Payments by Lenders.    72
2.14    Cash Collateral.    73
2.15    Defaulting Lenders.    74
2.16    Incremental Facilities.    77
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY    80
3.01    Taxes.    80
3.02    Illegality.    84
3.03    Inability to Determine Rates.    84
3.04    Increased Costs.    86
3.05    Compensation for Losses.    87
3.06    Mitigation Obligations; Replacement of Lenders.    88
3.07    Survival.    88
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS    89
4.01    Conditions of Initial Credit Extension.    89
4.02    Conditions to all Credit Extensions.    91
ARTICLE V REPRESENTATIONS AND WARRANTIES    92
5.01    Existence, Qualification and Power.    92
i

5.02    Authorization; No Contravention.    92
5.03    Governmental Authorization; Other Consents.    92
5.04    Binding Effect.    93
5.05    Financial Statements; No Material Adverse Effect.    93
5.06    Litigation.    93
5.07    [Reserved].    94
5.08    Ownership of Property.    94
5.09    Environmental Matters.    94
5.10    Insurance.    94
5.11    Taxes.    94
5.12    ERISA Compliance.    94
5.13    Margin Regulations; Investment Company Act.    95
5.14    Disclosure.    96
5.15    Compliance with Laws.    96
5.16    Solvency.    96
5.17    Sanctions Concerns; Anti-Corruption Laws; Outbound Investment Rules.    96
5.18    [Reserved].    97
5.19    Subsidiaries; Equity Interests; Loan Parties; Managed Companies.    97
5.20    Collateral Representations.    97
5.21    EEA Financial Institutions.    99
5.22    Covered Entities.    99
5.23    Beneficial Ownership Certification.    99
5.24    Intellectual Property; Licenses; Etc.    99
5.25    Labor Matters.    99
5.26    Health Care Matters.    99
5.27    Insurance Licenses.    103
ARTICLE VI AFFIRMATIVE COVENANTS    104
6.01    Financial Statements.    104
6.02    Certificates; Other Information.    105
6.03    Notices.    108
6.04    Payment of Obligations.    109
6.05    Preservation of Existence, Etc.    109
6.06    Maintenance of Properties.    109
6.07    Maintenance of Insurance.    109
6.08    Compliance with Laws.    110
6.09    Books and Records.    110
6.10    Inspection Rights.    110
6.11    Use of Proceeds.    111
6.12    [Reserved].    111
6.13    Covenant to Guarantee Obligations.    111
6.14    Covenant to Give Security.    111
6.15    Compliance with Environmental Laws.    113
6.16    Anti-Corruption Laws; Sanctions.    113

6.17    Further Assurances.    114
6.18    Flood Insurance Matters.    114
6.19    Reserved.    114
6.20    Health Care Matters.    114
6.21    Management Services Documents.    117
6.22    Post-Closing Matters.    117
ARTICLE VII NEGATIVE COVENANTS    117
7.01    Liens.    118
7.02    Indebtedness.    120
7.03    Investments.    123
7.04    Fundamental Changes.    126
7.05    Dispositions.    126
7.06    Restricted Payments.    128
7.07    Change in Nature of Business.    130
7.08    Transactions with Affiliates.    131
7.09    Burdensome Agreements.    132
7.10    [Reserved].    134
7.11    Financial Covenants.    134
7.12    Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.    134
7.13    Sale and Leaseback Transactions.    135
7.14    Prepayments, Etc. of Indebtedness.    135
7.15    Amendment, Etc. of Junior Indebtedness Documents.    136
7.16    Sanctions.    136
7.17    Anti-Corruption Laws.    137
7.18    Outbound Investment Rules.    137
7.19    Minimum Statutory Capital..    137
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES    137
8.01    Events of Default.    137
8.02    Remedies upon Event of Default.    141
8.03    Application of Funds.    141
ARTICLE IX ADMINISTRATIVE AGENT    143
9.01    Appointment and Authority.    143
9.02    Rights as a Lender.    143
9.03    Exculpatory Provisions.    144
9.04    Reliance by Administrative Agent.    145
9.05    Delegation of Duties.    145
9.06    Resignation of Administrative Agent.    146
9.07    Non-Reliance on Administrative Agent, the Arrangers and the Other Lenders.    147
9.08    No Other Duties, Etc.    148
9.09    Administrative Agent May File Proofs of Claim; Credit Bidding.    148
9.10    Collateral and Guaranty Matters.    149

9.11    Secured Cash Management Agreements and Secured Hedge Agreements.    150
9.12    Certain ERISA Matters.    150
9.13    Recovery of Erroneous Payments.    151
ARTICLE X CONTINUING GUARANTY    154
10.01    Guaranty.    154
10.02    Rights of Lenders.    155
10.03    Certain Waivers.    155
10.04    Obligations Independent.    156
10.05    Subrogation.    156
10.06    Termination; Reinstatement.    156
10.07    Stay of Acceleration.    156
10.08    Condition of Borrower.    156
10.09    Appointment of Borrower.    156
10.10    Right of Contribution.    157
10.11    Keepwell.    157
ARTICLE XI MISCELLANEOUS    157
11.01    Amendments, Etc.    157
11.02    Notices; Effectiveness; Electronic Communications.    159
11.03    No Waiver; Cumulative Remedies; Enforcement.    161
11.04    Expenses; Indemnity; Damage Waiver.    162
11.05    Payments Set Aside.    164
11.06    Successors and Assigns.    165
11.07    Treatment of Certain Information; Confidentiality.    171
11.08    Right of Setoff.    172
11.09    Interest Rate Limitation.    173
11.10    Integration; Effectiveness.    173
11.11    Survival of Representations and Warranties.    173
11.12    Severability.    174
11.13    Replacement of Lenders.    174
11.14    Governing Law; Jurisdiction; Etc.    175
11.15    Waiver of Jury Trial.    176
11.16    Subordination.    176
11.17    No Advisory or Fiduciary Responsibility.    177
11.18    Electronic Execution; Electronic Records; Counterparts.    177
11.19    USA Patriot Act Notice.    178
11.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.    178
11.21    Acknowledgement Regarding Any Supported QFCs.    179

BORROWER PREPARED SCHEDULES
Schedule 5.03    Governmental Authorization; Other Consents
Schedule 5.19(a)    Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.19(b)    Loan Parties
Schedule 5.19(c)    Managed Companies
Schedule 5.20(b)    Intellectual Property
Schedule 5.20(c)    Instruments and Tangible Chattel Paper
Schedule 5.20(d)(i)    Deposit Accounts & Securities Accounts
Schedule 5.20(e)    Commercial Tort Claims
Schedule 5.20(f)    Pledged Equity Interests
Schedule 5.20(g)    Properties
Schedule 5.26(l)    Management Services Documents
Schedule 5.26(m)    Health Plan Subsidiary Management Agreements
Schedule 7.01    Existing Liens
Schedule 7.02    Existing Indebtedness
Schedule 7.03    Existing Investments
Schedule 7.08    Existing Transactions with Affiliates
Schedule 7.09    Existing Burdensome Agreements

ADMINISTRATIVE AGENT PREPARED SCHEDULES
Schedule 1.01(a)     Certain Addresses for Notices
Schedule 1.01(b)     Commitments and Applicable Percentages
Schedule 2.01    Swingline Commitments
Schedule 2.03    L/C Commitments

EXHIBITS
Exhibit A    [Reserved]
Exhibit B    Form of Assignment and Assumption
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Joinder Agreement
Exhibit E    Form of Loan Notice
Exhibit F    [Reserved]
Exhibit G    Form of Note
Exhibit H    Form of Secured Party Designation Notice
Exhibit I    Form of Solvency Certificate
Exhibit J    Form of Swingline Loan Notice
Exhibit K    Form of Notice of Loan Prepayment
Exhibit L    [Reserved]
Exhibit M    Forms of U.S. Tax Compliance Certificates
Exhibit N    Form of Funding Indemnity Letter
Exhibit O    [Reserved]
Exhibit P    Form of Closing Certificate
v

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of February 26, 2026, among ALIGNMENT HEALTHCARE USA, LLC, a Delaware limited liability company (the “Borrower”), ALIGNMENT HEALTHCARE, INC., a Delaware corporation (“Parent”), ALIGNMENT HEALTHCARE HOLDCO 1, LLC, a Delaware limited liability company (“Intermediate Holdings”), ALIGNMENT HEALTHCARE HOLDCO 2, LLC, a Delaware limited liability company (“Holdings”), the other Guarantors (defined herein) party hereto from time to time, the Lenders (defined herein) party hereto from time to time, and CITIBANK, N.A., as Administrative Agent, Swingline Lender and an L/C Issuer.
PRELIMINARY STATEMENTS:
WHEREAS, the Borrower has requested that the Lenders, the Swingline Lender and each L/C Issuer make loans and other financial accommodations to the Borrower in an aggregate amount of $200,000,000.
WHEREAS, the Borrower and each other Loan Party desire to secure all of the Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property and assets of the Borrower and the other Loan Parties, subject to the limitations described herein and in the Collateral Documents.
WHEREAS, the Lenders, the Swingline Lender and each L/C Issuer have agreed to make such loans and other financial accommodations to the Borrower on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I

DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.
“Additional Permitted Convertible Indebtedness” has the meaning set forth in the definition of Permitted Convertible Indebtedness.
“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all documented costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of outside counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against Parent or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.
“Administrative Agent” means Citibank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address, or such other address as the Administrative Agent may from time to time designate in writing to the Borrower and the Lenders (including, without limitation, Schedule 1.01(a)).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto.
“Applicable Insurance Code” means, as to any Regulated Insurance Subsidiary, the insurance code or other statute of any state where such Regulated Insurance Subsidiary or other Person is domiciled or doing insurance business and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time, and any directives issued by an Applicable Insurance Regulatory Authority having the force and effect of Law.
“Applicable Insurance Regulatory Authority” means, when used with respect to any Regulated Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (a) each state or other jurisdiction in which such Regulated Insurance Subsidiary is domiciled or (b) to the extent asserting regulatory jurisdiction over such Regulated Insurance Subsidiary, the insurance department, authority or agency in each state or other jurisdiction in which such Regulated Insurance Subsidiary is licensed.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject, including, for the avoidance of doubt, Health Care Laws and Applicable Insurance Code.
“Applicable Percentage” means, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15. If the Commitment of all of the Revolving Lenders to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.16, as applicable.

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Senior Secured Leverage Ratio), it being understood that the Applicable Rate for (a) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate”, (b) Revolving Loans that are Term SOFR Loans shall be the percentage set forth under the column “Term SOFR & Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “Term SOFR & Letter of Credit Fee”, and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Consolidated Senior Secured Leverage Ratio	Commitment Fee	Term SOFR and Letter of Credit Fee	Base Rate
Level 1	≤ 1.00 to 1.00	0.250%	2.00%	1.00%
Level 2	> 1.00 to 1.00 but ≤ 2.00 to 1.00	0.250%	2.25%	1.25%
Level 3	>2.00 to 1.00	0.250%	2.50%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Senior Secured Leverage Ratio shall become effective as of the third (3rd) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b), then Pricing Level 3 shall apply as of the third (3rd) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the third (3rd) Business Day following the date on which such Compliance Certificate is delivered. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.
Notwithstanding anything to the contrary contained in this definition, (i) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and (ii) the initial Applicable Rate shall be set at Pricing Level 1 until the third (3rd) Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.02(b) for the first full fiscal quarter to occur following the Closing Date. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.
The Applicable Rate set forth above shall be increased as, and to the extent, required by Section 2.16.
“Appropriate Lender” means, at any time, (a)  a Revolving Lender, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Lenders and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively (a) the Lead Arranger and (b) Wells Fargo Securities, LLC and U.S. Bank National Association, each in its capacities as joint lead arranger and joint bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, (c) all Synthetic Debt of such Person, and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Combined Group for the fiscal years ended December 31, 2024, December 31, 2023, and December 31, 2022, and the related consolidated statements of income, Shareholders’ Equity and cash flows of the Combined Group for such fiscal year.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Credit Termination Date for the Revolving Facility, (b) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate,” and (c) Term SOFR with an Interest Period of one month plus 1.00%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02(p).
“Borrowing” means a Revolving Borrowing or a Swingline Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.
“CAAS Program” means any population health management, care coordination, care management, or similar "care as a service" program or arrangement pursuant to which any Loan Party or Subsidiary provides technology-enabled care management, care coordination, risk stratification, member engagement, or similar services to healthcare providers, health systems, accountable care organizations, or other third parties, including any services provided utilizing any software or technology platforms.
“Capitalized Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or financing lease.
“Cash Collateral” shall have a meaning correlative to the defined term “Cash Collateralize” and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Collateralize” means to deposit in a Controlled Account or pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers, Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations or Swingline Loans (as the context may require), (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer, or (c) if the Administrative Agent and the applicable L/C Issuer or Swingline Lender shall agree, in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuer or the Swingline Lender (as applicable).
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent, any of its Subsidiaries or any Managed Company free and clear of all Liens (other than Permitted Liens):
(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof;
(c)commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;
(d)Investments, classified in accordance with GAAP as current assets of the Parent, any of its Subsidiaries or any Managed Company, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and
(e)any Investments permitted by the Parent’s investment policy as of the Closing Date, and as amended from time to time, provided that any amendment to the Parent’s investment policy as of the Closing Date shall be reasonably acceptable to the Administrative Agent.
“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent (with a copy of such written notice sent by email to secured.designationnotice@citi.com) prior to such date of determination.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code in which the Borrower or any Loan Party is a United States shareholder within the meaning of Section 951(b) of the Code.
“CFC Holdco” means any Subsidiary that (directly or indirectly) holds no material assets other than Equity Interests and/or Indebtedness of one or more CFCs or other CFC Holdcos.
“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which:
(f)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis; or
(g)the failure of Parent, directly or indirectly through wholly-owned Subsidiaries that are Guarantors, to own all of the Equity Interests of Borrower; or
(h)the failure of Borrower, directly or indirectly through wholly-owned Subsidiaries that are Guarantors, to own all of the Equity Interests of each of its Subsidiaries, except as a result of a transaction permitted hereunder; or
(i)a “Change of Control” (or equivalent term) as defined in any Junior Indebtedness greater than the Threshold Amount has occurred.
“Citibank” means Citibank, N.A. and its successors.
“Closing Date” means the date hereof.
“CME” means CME Group Benchmark Administration Limited.
“CMS” means the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents upon which a Lien is purported to be created by any Collateral Document in favor of the Administrative Agent for the benefit of the Secured Parties, but in any event excluding Excluded Property.
“Collateral Account” has the meaning specified in Section 2.03(q)(i).
“Collateral Assignment of Management Services Documents” means a collateral assignment of the Management Services Documents of one or more given Managed Companies, in form and substance reasonably satisfactory to Administrative Agent (and otherwise substantially in the form of the Collateral Assignment(s) of Management Services Documents delivered to Administrative Agent on the Closing Date), which each Collateral Assignment of Management Services Documents shall be made by the applicable Loan Party in favor of the Administrative Agent, and shall be acknowledged by the applicable Managed Company and owner(s) thereof, as applicable.

“Collateral Documents” means, collectively, the Security Agreement, each Collateral Assignment of Management Services Document, the Qualifying Control Agreements, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.14, and each of the other agreements, instruments or documents hereafter delivered to the Administrative Agent that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Combined Group” means, collectively at any date, Parent and its Subsidiaries and any Managed Company consolidated with Parent in its consolidated financial statements if such statements were prepared as of such date.
“Commitment” means a Revolving Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” has the meaning specified in Section 11.18.
“Competitor” means any Person that is a bona fide direct competitor of the Borrower, any other Loan Party or their Subsidiaries in the same industry or a substantially similar industry which offers a substantially similar product or service as the Borrower, any other Loan Party or any of their Subsidiaries.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent, determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, the sum of the following for the Combined Group (a) Consolidated Net Income for such period plus (b) the following to the extent deducted (other than clauses (iii) and (xi) below) in calculating such Consolidated Net Income (and, in each case of clauses (a) and (b), without duplication):
(i)    Consolidated Interest Charges;
(ii)    provision for taxes based on income, profits or capital gains, including, without limitation, federal, state, local, foreign, franchise and similar taxes and foreign withholding, franchise and like income taxes, including tax settlements, penalties and interest related to such taxes or arising from any tax examinations;
(iii)    the amount of “run rate” cost savings, operating expense reductions, other operating improvements and cost synergies (but not revenue related synergies) (collectively, “Cost Saving Synergies”) related to any Specified Transaction or the implementation of an operational initiative, operational change or cost reduction program after the Closing Date that are projected by the Borrower in good faith to reasonably be expected to be realized from actions that have been taken within twelve (12) months after the consummation of such Specified Transaction, operational initiative, operational change or cost reduction program (calculated on a pro forma basis as though such Cost Saving Synergies had been realized on the first day of such period and as if such Cost Saving Synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that each Compliance Certificate delivered to the Administrative Agent pursuant to Section 6.02(b) shall provide reasonable detail with respect to such Cost Saving Synergies (which shall be factually supportable) and certify that such Cost Savings Synergies have been determined by Borrower in good faith to be reasonably expected to be realized from actions that have been taken within twelve (12) months after the consummation of such Specified Transaction, operational initiative, operational change or cost reduction program;
(iv)    one-time non-recurring severance, retention, completion, recruiting, relocation and signing bonuses, stay bonuses in connection with any Specified Transaction or the implementation of an operational initiative, operational change or cost reduction program after the Closing Date, any one-time expense relating to enhanced accounting and tax function (including state taxes) and other similar transaction costs; provided that such amounts shall only be added back to the extent paid within 12 months of the event giving rise to such obligation for payment;
(v)    depreciation and amortization expense;
(vi)    extraordinary, unusual and non-recurring losses, expenses or charges (excluding losses from discontinued operations);
(vii)    non-cash charges, losses or adjustments, including, but not limited to, losses on right-of-use assets, equity-based compensation, warrant reevaluations, and non-cash charges, losses or adjustments in connection with finance leases (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), but excluding (A) amortization of a prepaid cash item that was paid in a prior period and (B) write-downs and write-offs of account receivables ;
(viii)     any non-cash losses (net of gains) associated with changes in foreign currency exchange rates;
(ix)     adjustments pursuant to GAAP resulting from purchase accounting in relation to Investments not prohibited by this Agreement, or the amortization or write-off of any amounts thereof, net of Taxes, in each case, which does not represent a cash item in such period or any future period;
(x)     any non-cash losses (net of gains) related to non-operational hedging, including, without limitation, resulting from hedging transactions for (x) interest rate risks associated with this Agreement, or (y) Permitted Convertible Indebtedness;
(xi)     to the extent actually received and not already included in Consolidated Net Income, proceeds of business interruption insurance;
(xii)     costs and expenses incurred pursuant to any management equity plan, stock option plan, or other management employee benefit plan, to the extent such costs or expenses are either non-cash or are funded with net cash proceeds of the issuance of Equity Interests by Parent or such Subsidiary or is funded with net cash proceeds contributed by the relevant Person as a capital contribution;

(xiii)     losses and expenses associated with the reevaluation of earnouts, milestones, contingent or deferred payments or other similar contingent obligations incurred in connection with Permitted Acquisitions or any other Investment not prohibited by this Agreement (including upfront, earnout or milestone payments);
(xiv)    payments and expenses (including rationalization, legal, tax, structuring and other fees, costs and expenses and professional fees, costs and expenses related thereto), related to Acquisitions, Investments, Dispositions, issuances of Equity Interests and issuances, amendments, modifications, refinancings or repayments of Indebtedness (including, any such transaction undertaken but not completed and to the extent paid within 12 months of the effectiveness of such transaction (or the date such transaction fails to be completed, as the case may be));
(xv)     litigation and settlement costs and expenses;
(xvi)    any non-recurring charges, costs, losses, fees and expenses directly incurred or paid directly as a result of discontinued, disposed, abandoned operations, product lines, divested joint ventures, divested investments or any sale or disposition of any asset of the Parent or any of its Subsidiaries;
(xvii)     all transaction fees, charges and other amounts related to the Loan Documents and any amendment or other modification to the Loan Documents in each case to the extent paid within twelve (12) months of the Closing Date or the effectiveness of such amendment or other modification;
(xviii)    the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to information technology and accounting functions, integration and facilities opening costs or any one time costs;
less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period:
(i)    any extraordinary, unusual and non-recurring gains;
(ii)    non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period); and
(iii)    any cash payment made during such period on account of accruals, reserves and other non-cash charges added to Consolidated Net Income in a previous period pursuant to clause (b)(vii) above.
provided that the aggregate amount added back pursuant to clauses (b)(iii), (b)(iv), (b)(xiv), (b)(xv) and (b)(xviii) above shall not exceed 20% of Consolidated EBITDA for any Measurement Period (prior to giving effect to such addbacks).
(j)“Consolidated Funded Indebtedness” means, as of any date of determination, for the Combined Group on a consolidated basis, and without duplication, the sum of:

(k)(a)    all Indebtedness of the Combined Group of the types described in clauses (a), (d), (e), (f), (g) or (h) (but only to the extent relating to the types of Indebtedness described in this definition and other than for any member of the Combined Group) of the definition of “Indebtedness”;
(l)(b)    all purchase money Indebtedness; and
(m)(c)    solely with respect to letters of credit, bankers’ acceptances, bank guaranties and similar instruments that have been drawn but not yet reimbursed, clause (b) of the definition of “Indebtedness”.
(n)“Consolidated Interest Charges” means, for any Measurement Period, without duplication, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, (d) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), (e) amortization of deferred financing fees, debt issuance costs, commissions, (f) amortization of original issue discount resulting from the issuance of Indebtedness at less than par and (g) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances and costs of surety bonds in connection with financing activities.
“Consolidated Net Income” means, for any Measurement Period, the net income (or loss) of the Combined Group on a consolidated basis; provided that Consolidated Net Income shall exclude, without duplication:
(a)    the undistributed earnings of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary, except with respect to Regulated Insurance Subsidiaries, is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period (other than any Loan Document);
(b)    the income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalent) to the Parent or any of its Subsidiaries by such Person in such period;
(c)    the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or any of its Subsidiaries or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries;
(d)    the income (or loss) of any Person accrued prior to the date it becomes a Managed Company or is merged into or consolidated with another Managed Company or that Person’s assets are acquired by a Managed Company;
(e)    the income (or loss) of any Subsidiary that is not a wholly-owned Subsidiary of the Borrower to the extent such net income (or loss) is attributable to the minority interest in such Subsidiary; and

(f)    any gains or losses (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of assets (including asset retirement costs) or of returned surplus assets, in each case, not in the ordinary course of business.
“Consolidated Secured Funded Indebtedness” means, as of any date of determination, all Consolidated Funded Indebtedness (including, for the avoidance of doubt, Indebtedness outstanding under this Agreement) outstanding as of such date and which is secured by a Lien on any assets of Parent, any of its Subsidiaries or any of the Managed Companies.
“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Combined Group on a consolidated basis for the most recently completed Measurement Period.
“Consolidated Senior Secured Funded Indebtedness” means, as of any date of determination, all Consolidated Funded Indebtedness that is not subordinated in right of payment to the Secured Obligations (including, for the avoidance of doubt, Indebtedness outstanding under this Agreement) outstanding as of such date and which is secured by a Lien on any assets of Parent, any of its Subsidiaries or any of the Managed Companies.
“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Combined Group on a consolidated basis for the most recently completed Measurement Period.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Combined Group on a consolidated basis for the most recently completed Measurement Period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means each deposit account and securities account that is subject to a Qualifying Control Agreement.
“Convertible Indebtedness Documents” means, collectively, any Convertible Note Indenture and the convertible notes issued thereunder.
“Convertible Note Indenture” means any indenture or purchase agreement entered into by the Parent in connection with Permitted Convertible Indebtedness.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii)  appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the target or subject to comprehensive Sanctions (as of the Closing Date, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the non-Ukrainian government controlled areas of Kherson and Zaporizhzhia regions of Ukraine, the so-called Luhansk People’s Republic, Cuba, Iran, and North Korea).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) (and whether effected pursuant to a Division or otherwise) of any property by any Loan Party, Subsidiary or Managed Company, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a)  mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations not then due) and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control, fundamental change or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations not then due) and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests (except as a result of a change of control, fundamental change or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations not then due) and the termination of the Commitments), in each case of clauses (a) through (d), prior to the date that is 91 days after the Revolving Credit Termination Date (or the latest scheduled maturity date of any Incremental Term Loan) at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of Parent or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Lenders” means, on any date (a) those Persons (x) identified by the Borrower by written notice, from time to time, to the Administrative Agent as Competitors (which such notice shall specify such Person by exact legal name) not less than two (2) Business Days prior to such date and (y) reasonably identifiable as Affiliates to the Persons identified by the Borrower pursuant to clause (x) above solely on the basis of the similarity of such Affiliate’s name to the name of such entity identified by the Borrower pursuant to clause (x) above and (b) banks, financial institutions, other institutional lenders and other Persons that are identified in writing by the Borrower to the Administrative Agent on or prior to the Closing Date; provided that (i) except to the extent separately identified pursuant to clause (b) above, Disqualified Lenders shall exclude any bona fide debt fund affiliates or investment vehicle of any such Person identified pursuant to clause (a) above that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with such Person or its Controlling owner and for which no personnel involved with the competitive activities of such Person or Controlling owner (x) makes any investment decisions for such debt fund or (y) has access to any confidential information (other than publicly available information) relating to the Parent and its Subsidiaries, (ii) to the extent Persons are identified as Disqualified Lenders pursuant to clause (a) above in writing by the Borrower after the Closing Date, the inclusion of such Persons as Disqualified Lenders shall not retroactively apply to prior assignments or participations made in compliance with Section 11.06 and (iii) Disqualified Lenders shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, governmental standards, ordinances, rules, judgments, court or governmental interpretations, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution or the protection of the Environment or public health (to the extent related to exposure to Hazardous Materials), including those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, certification, registration, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, (i) all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (ii) all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iii) all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that no Permitted Convertible Indebtedness, other debt securities that are or by their terms may be convertible or exchangeable into or for Qualified Equity Interests (or into or for any combination cash and Qualified Equity Interests by reference to the price of such Qualified Equity Interests) nor any Permitted Warrant Transactions, in each case, shall constitute Equity Interests of the Parent prior to settlement, conversion, exchange or exercise thereof into or for securities that would otherwise constitute Equity Interests under this definition.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate or; (i) a failure by any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, if not waived, or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“Erroneous Payment” has the meaning specified in Section 9.13(a).
“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.13(d).
“Erroneous Payment Impacted Class” has the meaning specified in Section 9.13(d).
“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.13(d).
“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.13(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Accounts” means (a) payroll accounts, healthcare and other employee wage and benefit accounts, (b) tax accounts, including sales tax and withholding tax accounts, (c) fiduciary, trust escrow, defeasance and redemption accounts, in each case of the foregoing, in respect of arrangements with third parties that are not Loan Parties or Subsidiaries, (d) worker’s compensation, customs accounts, customer cash accounts, trust and tax withholding which are funded by the Loan Parties in the ordinary course of business or as is required by Applicable Law, (e) Government Receivables Deposit Accounts (if any), (f) zero-balance accounts, (g) deposit accounts from which amounts on deposit therein are swept on a daily or weekly basis into a deposit account of the Loan Parties maintained with Administrative Agent or which are otherwise subject to a Qualifying Control Agreement or (g) other deposit accounts and securities accounts, so long as at any time the aggregate balance in all such accounts does not exceed $5,000,000 on a rolling 30-day average basis.
“Excluded Property” means, with respect to any Loan Party:
(a)    any leasehold or sub-leasehold interest (including any ground lease interest) in real property;
(b)    any owned real property not constituting Material Real Property;
(c)    any fixtures affixed to any real property to the extent such real property does not constitute Material Real Property or to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement in the jurisdiction of organization (or other location of a Loan Party under Section 9-307 of the UCC) of the applicable Loan Party;
(d)    any Intellectual Property for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office;
(e)    the Equity Interests of any Subsidiary that is a CFC or a CFC Holdco of any Loan Party in excess of (i) 65% (or such greater percentage that would not reasonably be expected to result in a material adverse U.S. tax consequence for the Parent and its Subsidiaries, taken as whole, pursuant to Section 956 of the Code or otherwise (as determined in good faith by the Borrower)) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (ii) 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2));
(f)    motor vehicles, aircraft and other assets subject to certificates of title or ownership (including, without limitation, aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof and rolling stock) in each case, to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement in the jurisdiction of organization (or other location of a Loan Party under Section 9-307 of the UCC) of the applicable Loan Party;
(g)    any asset (including, to the extent applicable, any Equity Interests, equipment or inventory owned by a Loan Party that is subject to a Permitted Lien) together with any rights or interests therein, or any lease, license, franchise, charter, authorization, contract or agreement to which any Loan Party is a party, together with any rights or interest thereunder, in each case, if and to the extent security interests therein (i) are prohibited by or in violation of any Applicable Law, (ii) require any governmental (including regulatory) consent, approval, license or authorization that has not been obtained or consent of a third party (other than Parent or any of its Subsidiaries) that has not been obtained pursuant to any contract or agreement binding on such asset on the Closing Date or at the time of its Acquisition (and to the extent such restriction or prohibition was not entered into in contemplation of the Closing Date or for the purpose of creating such prohibition or restriction to exclude such asset as Collateral) or (iii) are prohibited by or in violation of a term, provision or condition of any lease, license, franchise, charter, authorization, contract or agreement to which such Loan Party is a party and binding on such asset on the Closing Date or at the time of its Acquisition (and to the extent such restriction or prohibition was not entered into in contemplation of the Closing Date or for the purpose of creating such prohibition or restriction to exclude such asset as Collateral), except, in the case of each of the foregoing clauses (i), (ii), and (iii), to the extent that such prohibition or restriction would be rendered ineffective under the applicable anti-assignment provisions of the UCC or any other Applicable Law; provided, that, notwithstanding the foregoing, the Collateral shall include, at such time as the contractual or legal prohibition shall no longer be applicable (or consent is obtained), the portion of such asset, right, interest, lease, license, franchise, charter, authorization, contract or agreement not subject to the restrictions or prohibitions specified in clauses (i), (ii), or (iii) above; provided, further, that the Excluded Assets referred to in this clause (g) shall not include any proceeds or receivables of any such asset, right, interest, lease, license, franchise, charter, authorization, contract or agreement, the collateral assignment of such proceeds or receivables is expressly deemed effective under Applicable Law notwithstanding such restriction or prohibition on such asset, right, interest, lease, license, franchise, charter, authorization, contract or agreement (except to the extent such proceeds or receivables constitute Excluded Assets);
(h)    margin stock;
(i)    any Equity Interests of any Person that is not a direct wholly-owned Subsidiary of the Borrower or any other Loan Party to the extent and for so long as the joint venture agreement or other Organization Documents of such Person prohibit or restrict the pledge of such Equity Interests (so long as such prohibition exists on the Closing Date or at the time such Equity Interests are acquired, and to the extent such restriction or prohibition was not entered into in contemplation of the Closing Date or such acquisition (in each case, except to the extent that any such prohibition would be rendered ineffective under the UCC or any other Applicable Law));
(j)    any particular asset, if the pledge thereof or the security interest therein could reasonably be expected to result in material adverse tax consequences to the Parent and its Subsidiaries, taken as a whole, as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent;
(k)    any “intent-to-use” trademark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law (it being understood that after such period such intent-to-use application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral);
(l)    any asset as to which the Borrower and the Administrative Agent mutually determine that the cost of obtaining, perfecting or maintaining a security interest therein is excessive in relation to the value of the security to the Administrative Agent and the Lenders to be afforded thereby;
(m)    any assets of any Subsidiary that is not (and is not required to be) a Loan Party;
(n)    letter-of-credit rights except to the extent a security interest therein can be perfected by the filing of a UCC financing statement;
(o)    all Commercial Tort Claims where the amount of damages reasonably expected to be realized by the applicable Loan Party in such commercial tort claim (as determined by the Borrower in good faith) is not in excess of $10,000,000;
(p)    Equity Interests in any Immaterial Subsidiaries or Health Plan Subsidiaries; and
(q)    Excluded Accounts;
provided, however, that (x) Excluded Property shall not include any Proceeds, products, substitutions or replacements of any Excluded Property referred to in clauses (a) through (q) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Property referred to in clauses (a) through (q)) and (y) to the extent any such item at any time ceases to satisfy the criteria for Excluded Asset (whether as a result of the applicable Loan Party obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise), such item shall no longer be an Excluded Asset (and shall automatically be subject to the Lien and security interest granted pursuant to the terms and conditions of this Agreement and the Collateral Documents, and shall constitute Collateral).
Notwithstanding anything in the Loan Documents to the contrary, no Loan Party will be required to (i) take any action outside of the United States to grant or perfect a security interest in any asset located outside of the United States or (ii) execute any security agreement, pledge agreement, deed, charge or other collateral document governed by the laws of any jurisdiction other than the United States or any states thereof.
“Excluded Subsidiary” means, collectively:
(a)    any Immaterial Subsidiary;
(b)    any Subsidiary that is a CFC or a CFC Holdco to the extent a guarantee of the Secured Obligations by such Subsidiary would reasonably be expected to result in a material adverse U.S. Tax consequence for the Parent and its Subsidiaries, taken as a whole, pursuant to Section 956 of the Code or otherwise (as determined in good faith by the Borrower), and any Subsidiary thereof;
(c)    any Subsidiary solely to the extent (and only for so long as such prohibition, restriction of requirement is in effect) the guarantee by such Subsidiary of the Secured Obligations is prohibited (i) by Applicable Law or (ii) by Contractual Obligation existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of Acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations;
(d)    any Subsidiary solely to the extent guaranteeing the Secured Obligations would (and for so long as it would) require governmental (including regulatory) or third party consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained);
(e)    any Health Plan Subsidiary and any other Regulated Insurance Subsidiary;
(f)    any captive insurance Subsidiaries;
(g)    any not-for-profit Subsidiaries;
(h)    any Joint Venture; and
(i)    any other Subsidiary with respect to which the Borrower and the Administrative Agent mutually determine that the burden or cost of obtaining a guarantee of the Secured Obligations by such Subsidiary would be excessive in light of the benefits to the Administrative Agent and the Lenders therefrom.
provided that, notwithstanding anything to the contrary contained herein, (x) any Subsidiary (other than a Health Plan Subsidiary or Regulated Insurance Subsidiary) that is party to any Management Services Document or any Health Plan Subsidiary Management Agreement with any Managed Company or any Health Plan Subsidiary, as the case may be, shall not be an Excluded Subsidiary and (y) in no event shall any Excluded Subsidiary own or otherwise have an exclusive license or any other exclusive rights to use (or owns or controls the Equity Interests of any Person that owns, exclusively licenses or otherwise has other exclusive rights to use) any Intellectual Property that is material to the operation of the Loan Parties and their Subsidiaries (including, without limitation, any Management Services Documents or any Health Plan Subsidiary Management Agreement with any Health Plan Subsidiary or any Managed Company, as the case may be).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 10.11 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all guarantees of such

Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Convertible Notes” means the 4.25% Convertible Senior Notes with a scheduled maturity date of November 15, 2029 issued by the Parent under that certain Indenture dated as of November 22, 2024 between the Parent and U.S. Bank Trust Company, National Association, as trustee, and supplements thereto.
“Existing Term Loan” has the meaning specified in Section 2.16(g)(ii).
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have been terminated, cancelled or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Health Care Program” has the meaning as set forth at 42 U.S.C. § 1320a-7b(f).
“Fee Letter” means that certain letter agreement, dated February 5, 2026, among the Borrower, the Administrative Agent and the Lead Arranger.

“Flood Insurance Laws” collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations, as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Indemnity Letter” means a funding indemnity letter, substantially in the form of Exhibit N.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.
“Government Account Debtor” means the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof, that is responsible for payment of an Account under any Government Reimbursement Program, or any agent, administrator, administrative contractor, intermediary or carrier for the foregoing.
“Government Receivable” means any Account that is payable by a Government Account Debtor pursuant to a Government Reimbursement Program.
“Government Receivables Deposit Account” means a deposit account the only funds on deposit in which constitute the direct proceeds of Government Receivables payments made by Government Account Debtors.
“Government Reimbursement Program” means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) TRICARE, (e) CHAMPVA, or

(f) all health benefit and payment programs that are sponsored or funded by a Governmental Authority, including Federal Health Care Programs and Center for Medicare and Medicaid Innovation models.
“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States.
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (h) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into after the Closing Date, in each case, in connection with any acquisition, disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning set forth in Section 10.01.
“Guarantors” means, collectively, (a) Parent, (b) Intermediate Holdings, (c) Holdings, (d) the Subsidiaries of the Parent as are or may from time to time become parties to this Agreement pursuant to Section 6.13, and (e) with respect to Additional Secured Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Borrower. For the avoidance of doubt, Managed Companies, Health Plan Subsidiaries and Regulated Insurance Subsidiaries shall not be required to be Guarantors.
“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.13.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Health Care Laws” means to the extent applicable to the Loan Parties, the Managed Companies and their respective Subsidiaries (including, without limitation, Health Plan Subsidiaries), all Applicable Law relating to the regulation of the healthcare industry or to payment and/or administration of any items, supplies, or services rendered or the offering, underwriting, administration, marketing, or management of health plans or government-sponsored health coverage, including, but not limited to: (i) all federal and state fraud and abuse laws, including but not limited to the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Act (18 U.S.C. § 287), TRICARE (10 U.S.C. § 1071 et seq.), Section 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code, and the regulations promulgated pursuant to such statutes, and any state laws similar to any of the foregoing; (ii) HIPAA; the Privacy provisions (Subtitle D) of the Health Information Technology for Economic and Clinical Health Act, Division A, Title XIII of Pub. L. 111-5, as codified at 42 U.S.C. § 1320d through d-9 and the regulations promulgated thereunder (“HITECH Act”) and any similar state privacy laws (collectively with HIPAA and HITECH Act, the “Privacy Laws”) and the regulations promulgated thereunder; (iii) Medicare (Title XVIII of the Social Security Act), including, without limitation, the Medicare Advantage program under Part C and the Medicare prescription drug benefit program under Part D, and all laws and regulations, and binding sub-regulatory guidance covering Medicare Advantage Organizations, Part D Sponsors, and first-tier, downstream, and related entities (FDRs) promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) other Government Reimbursement Programs; (vi) all applicable laws and, regulations, and binding sub-regulatory guidance related to the marketing, enrollment, solicitation, compensation, and oversight of agents, brokers, field marketing organizations, and third-party marketing organizations (TPMOs) in connection with Medicare Advantage or Part D; (vii) laws related to the billing, coding or submission of health care claims for reimbursement or collection of accounts receivable or refund of overpayments; (viii) all applicable state corporate practice of medicine and health care laws and regulations, including, but not limited to, laws governing or regulating fee-splitting by licensed healthcare professionals, healthcare anti-kickback, or self-referral prohibitions; (ix) all applicable state laws related to licensure, permitting, registration or regulation of healthcare providers, suppliers, professionals, facilities or payors; (x) laws regarding the practice of medicine and other health care professions or the organization of medical or professional entities; (xi) any and all federal and state laws, rules, and regulations relating to health plans (including for the avoidance of doubt any Applicable Insurance Code), health insurance, third party administrators, utilization review, and provider risk sharing arrangements, (xii) all Laws relating to health information technology, telehealth, clinical decision support, software used in connection with the delivery and administration of healthcare services or health plan benefits or operations, artificial intelligence, algorithmic or automated decision-making systems, interoperability, data security, consumer health data and consumer protection, and (xvii) each of (i) through (xii) as may be amended from time to time.
“Health Care Permit” means all governmental licenses, authorizations, registrations, permits, consents, certificates of need and approvals (a) issued or required under Health Care Laws necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, management, coordination, administration, distribution or delivery of goods or services under Health Care Laws to the extent applicable to the business of Parent, its Subsidiaries (including any Health Plan Subsidiary) or any Managed Company and/or (b) issued or required under Health Care Laws applicable to the ownership or operation of Parent, its Subsidiaries (including any Health Plan Subsidiary) or any Managed Company.
“Health Plan Subsidiary” means any Subsidiary of Borrower (including, without limitation, any HMO Subsidiary) that is subject to orders or regulations governing managed care organizations or is a healthcare entity required by a federal or state regulatory authority to maintain cash reserves or positive net worth balances or subject to federal or state regulations that restrict changes in ownership or control, asset transfers or dividend payments or other distributions by such person to its Affiliates.

“Health Plan Subsidiary Management Agreements” means (a) those management and administrative services agreements by and between Borrower or any other Subsidiary, on the one hand, and any Health Plan Subsidiary, as delivered to Administrative Agent pursuant to the terms of this Agreement and (b) any other similar management and administrative and/or business services agreement entered into after the Closing Date between Borrower or any other Subsidiary and any Health Plan Subsidiary pursuant to which Borrower or such other Subsidiary agrees to provide management, administrative and/or operational support services to such Health Plan Subsidiary on or after the Closing Date, in each case of clause (a) and (b), as the same may be amended, restated or otherwise modified from time to time as permitted by the terms of this Agreement.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Articles VI or VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Articles VI or VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided that in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided further that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent (with a copy of such written notice sent by email to secured.designationnotice@citi.com) prior to such date of determination.
“HIPAA” means (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) any state, commonwealth and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (i), (ii) and (iii) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.
“HIPAA Compliant” means that the applicable Person (a) is in material compliance with each of the applicable requirements of HIPAA, and (b) is not and would not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews) conducted by any Governmental Authority that would result in any of the foregoing or that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
“HMO” shall mean any health maintenance organization or managed care organization, including without limitation any organized delivery system or utilization review organization, any Person doing business as a health maintenance organization or managed care organization, or any Person required to qualify or be licensed as a health maintenance organization or managed care organization under Applicable Law.
“HMO Business” shall mean the business of operating an HMO or other similar regulated entity or business.

“HMO Subsidiary” means any Subsidiary of the Borrower that shall become capitalized or licensed as an HMO, shall conduct HMO Business or shall provide managed care services.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Immaterial Subsidiary” means any Subsidiary of Parent designated by the Borrower as an Immaterial Subsidiary if and for so long as such Immaterial Subsidiary, as of the last day of the most recently completed Measurement Period, did not have (i) total assets at such time in excess of $10,000,000 and (ii) total revenues for such period in excess of $10,000,000; provided that if, as of the last day of the most recently completed Measurement Period, (a)(i) the aggregate total assets then owned by all Immaterial Subsidiaries exceeds $30,000,000 or (ii) the aggregate total revenues of all Immaterial Subsidiaries exceeds $30,000,000, the Borrower shall re-designate one or more of such Subsidiaries to not be Immaterial Subsidiaries with the delivery of the Compliance Certificate for such fiscal quarter such that after giving effect to such re-designation the aggregate total assets then owned by all Immaterial Subsidiaries shall not exceed $30,000,000 and the aggregate total revenues of all Immaterial Subsidiaries shall not exceed $30,000,000, in each case, as of the last day of the most recently completed Measurement Period.
“Incremental Amendment” has the meaning specified in Section 2.16(f).
“Incremental Commitment” has the meaning specified in Section 2.16(a).
“Incremental Effective Date” has the meaning specified in Section 2.16(d).
“Incremental Revolving Commitment” has the meaning specified in Section 2.16(a).
“Incremental Term Loan” means any term loan made pursuant to any Incremental Term Loan Commitments.
“Incremental Term Loan Commitment” has the meaning specified in Section 2.16(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all direct or contingent obligations of such Person arising under letters of credit (whether or not drawn), bankers’ acceptances, bank guaranties and similar instruments;
(c)net obligations of such Person under any Swap Contract;
(d)all obligations (including, without limitation, earnout obligations and other similar contingent obligations, but with respect to earnout obligations and similar contingent obligations solely to the extent such obligations appear on such Person’s balance sheet in accordance with GAAP) of such Person to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business);
(e)all indebtedness created under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(f)all Attributable Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and Synthetic Debt of such Person;

(g)all obligations of such Person in respect of Disqualified Equity Interests;
(h)all Guarantees of such Person in respect of any of clauses (a) through (g) above; and
(i)indebtedness of the kind referred to in clauses (a) though (h) above (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse.
For all purposes hereof, (A) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person; (B) “Indebtedness” shall exclude (i) accrued expenses payable in the ordinary course of business, (ii) accruals for payroll and other liabilities accrued in the ordinary course of business, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) obligations in respect of Third Party Funds, (v) any stock appreciation right plan and related obligations, (vi) deferred or prepaid revenue, and (vii) any deferred compensation or equity-based compensation to employees of the Parent or any Subsidiary or any Managed Company; and (C) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (i) shall be deemed to be equal to the lesser of (i) the aggregate unpaid principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. The amount of obligations in respect of any Disqualified Equity Interests shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due.
“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07(a).
“Insurance Business” shall mean one or more of the aspects of the business of selling, issuing or underwriting insurance or reinsurance (including, without limitation, as an HMO Business).
“Insurance License” shall mean any license, certificate of authority, permit, charter or other authorization which is required to be obtained from any Applicable Insurance Regulatory Authority or other Governmental Authority in connection with the operation, ownership or transaction of the Insurance Business.
“Intellectual Property” has the meaning set forth in the Security Agreement.
“Intercompany Debt” has the meaning specified in Section 7.02(d).
“Intercompany MSO/PC Debt” has the meaning specified in Section 7.02(p).
“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Termination Date; provided that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and the Revolving Credit Termination Date.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)     no Interest Period shall extend beyond the Revolving Credit Termination Date.
“Intermediate Holdings” has the meaning specified in the introductory paragraph hereto.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or interest in, another Person (including any partnership or joint venture interest in such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment).
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.13.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, that is not a wholly-owned Subsidiary.
“Junior Indebtedness” means, with respect to the Combined Group, any (a) Subordinated Indebtedness, (b) Indebtedness secured by Liens that are junior to the Liens securing the Secured Obligations and (c) unsecured Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount.
“Knowledge” or “knowledge” means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Disbursement in accordance with its Applicable Percentage.
“L/C Commitment” means with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 2.03. The L/C Commitment of any L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Borrower, and notified to the Administrative Agent.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.
“L/C Issuer” means (a) Citibank, Wells Fargo Bank, National Association and U.S. Bank National Association and (b) any other Revolving Lender to the extent it has agreed in its sole discretion to act as an “L/C Issuer” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “L/C Issuer” hereunder, in each case, through itself or through one of its designated Affiliates or branch offices and in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Disbursements). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LCT Election” has the meaning specified in Section 1.09.
“LCT Test Date” has the meaning specified in Section 1.09.
“Lead Arranger” means Citibank, in its capacity as left lead arranger and joint bookrunner.
“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns and, unless the context requires otherwise, includes the Swingline Lender.
“Lender Party” means collectively, the Lenders, the Swingline Lender and the L/C Issuers.
“Lending Office” means, as to the Administrative Agent, any L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(l).
“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $20,000,000; and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
“Licensed Personnel” means any physician or other professional health care provider employed or contracted by Borrower, any other Loan Party or any of their respective Subsidiaries or any Managed Company.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or arrangement to provide preference or priority in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction” means any Acquisition permitted under this Agreement, any Investment permitted under Section 7.03(r) or (y) or any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment that is permitted under this Agreement, that, in each case, is not conditioned on the availability of, or on obtaining, third party financing.
“Liquidity” means, as of any date of determination, the sum of (a) all cash and Cash Equivalents (except any Restricted Cash) of the Loan Parties as of the close of business of such date, plus (b) the aggregate unused amount of the Commitments then in effect. For the avoidance of doubt, no cash or Cash Equivalents of the Excluded Subsidiaries or any Managed Company will be included in the calculation of Liquidity.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Swingline Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Perfection Certificate, (e) the Fee Letter, (f) each Issuer Document, (g) each Joinder Agreement, and (h) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement); provided that for purposes of Section 11.01, “Loan Documents” shall mean this Agreement and the Collateral Documents.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Managed Company” means any Person (other than a Loan Party or any Subsidiary thereof) that is engaged in the delivery of health care services, medical services or similar professional services (and related goods and other services) to patients, including without limitation any health care or medical clinic or practice (i) which is owned, directly or indirectly, in whole or in part by one or more appropriately licensed professionals (natural Persons) who are duly licensed or otherwise legally authorized to render the specific professional services for which such Managed Company was organized and (ii) for which Parent or any of its Subsidiaries performs Management Services pursuant to a Management Services Agreement, whether now in effect or entered into after the Closing Date as permitted by, and pursuant to the terms of, the Loan Documents.

“Management Services” means any and all management, business, administrative and other non-clinical support services including, without limitation, billing and collection services, space, equipment, licensing support or staffing, other than limited staffing, and other non-clinical services.
“Management Services Agreement” means (a) those management, administrative, business or service agreements with respect to Management Services by and between Parent or any of its Subsidiaries, on the one hand, and any Managed Company, as delivered to Administrative Agent as required by this Agreement and (b) any other similar management, administrative, business and/or services agreement entered into after the Closing Date between Parent or any of its Subsidiaries and any Managed Company pursuant to which Parent or such Subsidiary agrees to provide Management Services to such Managed Company on or after the Closing Date, in each case of clause (a) and (b), as the same may be amended, restated or otherwise modified from time to time as permitted by the terms of this Agreement. For clarity, Management Services Agreements do not include any agreements entered into in the ordinary course of business involving Parent or any Subsidiary thereof (i) providing or arranging for institutional, professional or ancillary participating provider services for members or enrollees of any Medicare Advantage health plan by a Health Plan Subsidiary, Managed Company or Medicare Advantage sponsor or payer, or (ii) providing or implementing any CAAS Programs for any Person.
“Management Services Documents” means, collectively, the Management Service Agreements, the Stock Transfer Restriction Agreements, any agreements (other than the Management Services Agreements) which set forth any funding or financing arrangements between Parent or its Subsidiaries and any Managed Company, whether executed and delivered on or after the Closing Date, any employee lease agreements between Parent or its Subsidiaries and any Managed Company, whether executed and delivered on or after the Closing Date, and all other agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith and to which Parent or any of its Subsidiaries is a party, all of the foregoing as amended, restated or otherwise modified from time to time as permitted by the terms of this Agreement.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, (a) the operations, business, properties, liabilities (actual or contingent) or financial condition of the Parent and its Subsidiaries taken as a whole; (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or the ability of the Loan Parties, taken as a whole, to perform their Obligations; or (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Managed Company” means any Managed Company that contributes more than $20,000,000 of the consolidated revenues of the Combined Group for the most recently completed Measurement Period.
“Material Real Property” means any real property located in the United States that is owned in fee (or similarly, under Applicable Law) by a Loan Party that has a fair market value (as determined in good faith by the Borrower) in excess of $10,000,000 (or such greater amount as the Administrative Agent may agree in its sole discretion).
“Measurement Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower (taken as one accounting period) (a) most recently ended on or prior to such date for which financial statements of the Combined Group have been or are required to be delivered to the Administrative Agent hereunder or (b) in the case of any calculation pursuant to Section 7.11, ended on the last date of the fiscal quarter in question.
“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all requirement of Law pertaining to such program, including (i) all federal statutes affecting such program; (ii) all state and commonwealth statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (iii) all applicable provisions of all rules, regulations and legally binding manuals, orders and administrative and reimbursement requirements of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all requirement of Law pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations and legally binding manuals, orders, administrative and reimbursement requirements of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their commercially reasonable discretion.
“Minimum Statutory Capital” shall mean for each Regulated Insurance Subsidiary, the amount of capital and surplus or tangible net equity that such Regulated Insurance Subsidiary is required to have or hold under applicable statute or regulation of any Applicable Insurance Regulatory Authority having jurisdiction over such Regulated Insurance Subsidiary.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgaged Property” means any real property that is subject to a Mortgage.
“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering any real property now or hereafter owned by any Loan Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Loan Party in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“New Lender” has the meaning specified in Section 2.16(c).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders, in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans or Swingline Loans, as the case may be, made by such Revolving Lender, substantially in the form of Exhibit G.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit K or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit (including any Erroneous Payment Subrogation Rights) and (b) all documented out-of-pocket costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable and documented fees, charges and disbursements of outside counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor. “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, and as codified at 31 C.F.R. § 850.101 et seq.
“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Parent” has the meaning specified in the introductory paragraph hereto.
“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).
“Patriot Act” has the meaning specified in Section 11.19.
“Payment Recipient” has the meaning specified in Section 9.13(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date from the Borrower and the other Loan Parties to the Administrative Agent.
“Permitted Acquisition” means an Acquisition by a Loan Party or a Managed Company (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Loan Parties, its Subsidiaries or the Managed Companies pursuant to Section 7.07(a), in each case so long as (and subject, in the case of an Acquisition that is a Limited Condition Transaction, to Section 1.09):
(j) no Event of Default shall then exist or would exist after giving effect thereto;
(k)all material consents, permits and approvals (governmental or otherwise) required for the consummation of such Acquisition shall have been duly obtained, and are in full force and effect, and such Acquisition is consummated in accordance with the Applicable Law;
(l)Borrower shall have furnished to Administrative Agent a certificate executed by a Responsible Officer of the Borrower evidencing that after giving effect to the Acquisition on a Pro Forma Basis, the Combined Group is in compliance with the financial covenants in Section 7.11 determined as of the end of the most recently ended Measurement Period, together with reasonably detailed backup data and calculations showing such compliance;
(m)with respect to any transaction involving acquisition consideration of more than $10,000,000, the Administrative Agent and the Lenders shall have received not less than ten (10) days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the consummation of any such Acquisition (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years (or, if less, the number of years since formation) and for any fiscal quarters ended within the fiscal year to date, (iii) consolidated projected income statements of the Combined Group (giving effect to such Acquisition), and (iv) a certificate in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies or will comply with this definition at the time such Acquisition is consummated;
(n)the Administrative Agent and the Lenders shall have received not less than three (3) Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the consummation of any such Acquisition, copies of the material draft documentation pertaining to such Acquisition;
(o)to the extent Target to be acquired had negative Consolidated EBITDA for the most recently ended Measurement Period prior to the proposed closing date of such Acquisition, such Consolidated EBITDA shall be no less than negative $5,000,000; and
(p)such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the Target, solely to the extent such approvals are required under the Target’s Organization Documents.
“Permitted Bond Hedge Transaction” means any bond hedge, call or capped call option (or substantively equivalent derivative transaction) relating to Parent’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Parent) purchased by Parent in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of the Parent (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Parent’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Parent; provided, that the purchase price of any such Permitted Bond Hedge Transaction is made with, and the purchase price thereof less the proceeds received by Parent from the sale of any substantially concurrent Permitted Warrant Transaction, shall not exceed, the net proceeds received by Parent from the issuance of such Permitted Convertible Indebtedness and issued in connection with such Permitted Bond Hedge Transaction; provided further that the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Parent in good faith).
“Permitted Convertible Indebtedness” means (a) the Existing Convertible Notes, (b) unsecured Indebtedness of Parent that (i) as of the date of issuance thereof contains customary conversion or exchange rights, customary premiums and customary offer to repurchase rights for transactions of such type (in each case, as determined by the Parent in good faith) and (ii) is convertible into or exchangeable for shares of common stock of the Parent (or other securities or property following a merger event, reclassification or other change of the common stock of the Parent), cash or a combination thereof (such amount of cash determined by reference to the price of the Parent’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Parent; provided that that such Indebtedness is permitted to be incurred under Section 7.02(u) (“Additional Permitted Convertible Indebtedness”) and (c) Permitted Convertible Note Refinancings.
“Permitted Convertible Note Refinancing” means Indebtedness constituting a refinancing or extension of the Permitted Convertible Indebtedness that (a) does not have a maturity date prior to 91 days after the Revolving Credit Termination Date or require any payment of principal in respect thereof in any manner materially different from the repayment requirements set forth in such Permitted Convertible Indebtedness being refinanced or extended, (b) does not require or permit any cash payment of interest in respect thereof at a rate in excess of the then prevailing market rate payable by a similarly situated corporate issuer issuing similar convertible indebtedness, (c) is not supported by guaranties that are more favorable than the guaranties supporting the Obligations, (d) does not require representations, warranties, covenants or events of default that are more restrictive, taken as a whole, than those set forth herein, and (e) is unsecured.
“Permitted Liens” has the meaning set forth in Section 7.01.
“Permitted Refinancing Debt” means any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used as a replacement, refinancing, refunding, renewal or extension of any outstanding Indebtedness (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that (i) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including any unused commitments thereunder) does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such replacement, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) the Refinancing Indebtedness has a final stated maturity no earlier and a Weighted Average Life to Maturity no shorter than the Refinanced Indebtedness, and such Refinancing Indebtedness does not require any scheduled payment of principal, mandatory repayment, redemption or repurchase that is more favorable to the holders of the Refinancing Indebtedness than the corresponding terms (if any) of the Refinanced Indebtedness; (iii) at the time thereof, no Event of Default shall have occurred and be continuing; (iv) if the Refinanced Indebtedness is unsecured, such Refinancing Indebtedness is unsecured; (v) if the Refinanced Indebtedness is subordinated in right of payment to the Secured Obligations (or the Liens securing such Refinanced Indebtedness were originally contractually subordinated to the Liens securing the Collateral pursuant to the Collateral Documents), such Refinancing Indebtedness is subordinated in right of payment to the Secured Obligations (or the Liens securing such Refinancing Indebtedness shall be subordinated to the Liens securing the Collateral pursuant to the Collateral Documents) on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness or otherwise reasonably acceptable to the Administrative Agent; (vi) if the Refinanced Indebtedness is secured, such Refinancing Indebtedness shall not be secured by more collateral than the Refinanced Indebtedness, and shall not have Liens of a higher priority than the Liens, if any, securing the Refinanced Indebtedness ; and (vii) the primary obligors and guarantors in respect of such Refinanced Indebtedness remain the same (or constitute a subset thereof).
“Permitted Transfers” means (a) Dispositions of inventory and equipment in the ordinary course of business; (b) Dispositions of property (i) by any Loan Party to any other Loan Party, (ii) by any non-Loan Party to any Loan Party or any other non-Loan Party; (c) Dispositions or discounts of accounts receivable in connection with the collection or compromise thereof; (d)  Dispositions and/or terminations of leases, subleases, licenses or sublicenses which do not interfere in any material respect with the business of the Parent and its Subsidiaries; (e) the Disposition of Cash Equivalents; (f) terminations or unwinds of Swap Contracts; (g) Dispositions of real estate assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of the Parent and/or any Subsidiary; (h) Dispositions made to comply with any order or any agency of the U.S. federal government, any state, authority or other regulatory body or any Applicable Law; and (i) Dispositions of property by any Managed Company to any other Managed Company.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Parent’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Parent) sold by Parent substantially concurrently with any purchase by Parent of a Permitted Bond Hedge Transaction and settled in common stock of the Parent (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Parent’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Parent; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Parent in good faith).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained by any Loan Party for the benefit of any of its employees or any such Plan to which any Loan Party is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02(q).
“Pledged Equity” has the meaning specified in the Security Agreement.
“Privacy Laws” is defined in the definition of “Health Care Laws” herein.
“Pro Forma Basis” means with respect to any Specified Transaction or any proposed Specified Transaction:

(q)Consolidated EBITDA, Consolidated Secured Leverage Ratio, Consolidated Senior Secured Leverage Ratio, and Consolidated Total Leverage Ratio shall be calculated on a pro forma basis, assuming that all Specified Transactions that occurred during the most recent Measurement Period (and all other Specified Transactions after such Measurement Period, but prior to the end of the then current fiscal quarter) had occurred on the first day of such Measurement Period and the following pro forma adjustments shall be made (it being understood that with respect to proposed Specified Transactions, these calculations are solely for purposes of determining whether any action is otherwise permitted to be taken hereunder and not for determining “Applicable Rate”, “Commitment Fee” or compliance with Section 7.11 as of the end of any applicable fiscal quarter):
(i)in the case of such actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the Equity Interests, assets, division or line of business of the Person subject to such Disposition shall be excluded from the results of the Combined Group for such Measurement Period;
(ii)in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the Equity Interests, property, line of business or the Person subject to such Acquisition shall be included in the results of the Combined Group for such Measurement Period;
(iii)interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Combined Group for such Measurement Period;
(iv)for purposes of determining Consolidated Senior Secured Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Total Leverage Ratio, any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the last day of the applicable Measurement Period, and shall be included in the results of the Combined Group for such Measurement Period; and
(v)for all purposes other than determining Consolidated Senior Secured Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Total Leverage Ratio, any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Combined Group for such Measurement Period.
(r)Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by the Borrower and include, for the avoidance of doubt (and without duplication of clause (b)(iii) of the definition of Consolidated EBITDA), the amount of Cost Saving Synergies projected by the Borrower in good faith to reasonably be expected to be realized from actions that have been taken within 12 months after the closing date of such Specified Transaction (calculated on a pro forma basis as though such Cost Saving Synergies had been realized on the first day of such period and as if such Cost Saving Synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that each Compliance Certificate delivered to the Administrative Agent pursuant to Section 6.02(b) shall provide reasonable detail with respect to such Cost Saving Synergies (which shall be factually supportable) and certify that such Cost Savings Synergies have been determined by Borrower in good faith to be reasonably expected to be realized from actions that have been taken within twelve (12) months after the consummation of such Specified Transaction.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02(q).
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 11.21.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.
“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 11.06(c).
“Regulated Insurance Subsidiary” means any Subsidiary of the Parent (including, without limitation, any Health Plan Subsidiary), whether now owned or hereafter acquired or formed, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by any Applicable Insurance Regulatory Authority.
“Regulation T” means Regulation T of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulatory Approvals” means any registrations, licenses, authorizations, permits or approvals issued by any Governmental Authority and applications or submissions related to any of the foregoing, including, without limitation, Health Care Permits and Insurance Licenses.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Revolving Exposures representing more than 50% of the Total Revolving Exposures of all Lenders. The Total Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or the applicable L/C Issuer, as the case may be, in making such determination; provided further that, this definition is subject to Section 2.15.
“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Resignation Effective Date” has the meaning set forth in Section 9.06(a).
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief accounting officer, or chief legal officer of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Cash” means, at any time, the cash and Cash Equivalents (measured at fair market value) of the Borrower and the other Loan Parties to the extent (a) classified (or required to be classified) as restricted cash or restricted Cash Equivalents on the balance sheet of the Parent and its Subsidiaries in accordance with GAAP (unless such classification or requirement to be classified is related to the Liens granted to the Administrative Agent to secure the Secured Obligations) or (b) such cash or Cash Equivalents are subject to any Lien (other than (i) the Administrative Agent for the benefit of the Secured Parties and (ii) Liens that are contractual, statutory, or common law rights of set-off relating to (x) the establishment of depository relations or securities accounts in the ordinary course of business with banks or financial institutions not given in connection with the issuance of Indebtedness or (y) pooled deposit or sweep accounts of the Borrower and any other Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business).
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares or membership rights (or equivalent) of any class of Equity Interests of any Loan Party, any Subsidiary or any Managed Company, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party, any Subsidiary or any Managed Company, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party, any Subsidiary or any Managed Company, now or hereafter outstanding, and (d) any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance sinking fund or similar payment with respect to, Permitted Warrant Transactions or Permitted Bond Hedge Transactions.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01.
“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitment of all of the Revolving Lenders on the Closing Date shall be $200,000,000.
“Revolving Credit Termination Date” means February 26, 2029; provided that if such date is not a Business Day, the Revolving Credit Termination Date shall be the next preceding Business Day.
“Revolving Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount of all Revolving Loans of such Lender and such Lender’s participation in L/C Obligations and Swingline Loans at such time.
“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.
“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swingline Loans at such time.
“Revolving Loan” has the meaning specified in Section 2.01.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanction(s)” means economic or financial sanctions or trade embargoes enacted, administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other applicable Government Authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement between the any Loan Party and any of its Subsidiaries and any Cash Management Bank.
“Secured Hedge Agreement” means any Swap Contract required by or not prohibited under Article VI or VII between any Loan Party or any of its Subsidiaries and any Hedge Bank. Notwithstanding the foregoing and for the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall be considered a Secured Hedge Agreement.
“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, each Hedge Bank that is party to a Secured Hedge Agreement, each Cash Management Bank that is party to a Secured Cash Management Agreement, and the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.
“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.
“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Combined Group as of such date, determined in accordance with GAAP.
“Social Security Act” means the Social Security Act of 1965.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit I.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the amount of the “present fair saleable value” of the assets of such Person and its Subsidiaries will, as of such date, exceed the amount of all “liabilities of such Person and its Subsidiaries, contingent or otherwise,”, (b) the “present fair saleable value" of the assets of such Person and its Subsidiaries is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on its debts as they become absolute and matured, (c) such Person and its Subsidiaries will not have an unreasonably small amount of capital with which to conduct its business, and (d) such Person and its Subsidiaries on a consolidated basis have not incurred and do not intend to, and do not believe that they will, incur debts or liabilities beyond such Person’s and its Subsidiaries’ on a consolidated basis ability to pay as such debts and liabilities mature. For purposes of this definition, (i) “debt” shall mean liability on a “claim,” (ii) “claim” shall mean any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) such other quoted terms used in this definition shall be determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).
“Specified Transaction” means (i) any Disposition of all the Equity Interests of any Person, (ii) any Disposition of all or substantially all of the assets of such Person (or a division or a line of business of such Person), (iii) any other Disposition permitted by this Agreement, (iv) any Investment that is permitted by this Agreement, or (v) any Acquisition that is permitted by this Agreement.
“Stock Transfer Restriction Agreements” means (a) those certain shareholders agreements among Borrower, a Managed Company and the Licensed Personnel which own such Managed Company, together with each stock power or other instrument of transfer attached thereto or referred to therein, in effect as of the Closing Date and delivered to Administrative Agent and (b) any other succession agreement, continuity agreement or equity transfer restriction agreement (including by execution of a joinder to an existing succession agreement, continuity agreement or stock transfer restriction agreement) similar to the shareholders agreements, stock powers and instruments of transfer described in clause (a) entered into by and between or among Borrower and one or more Managed Companies and/or Licensed Personnel following the Closing Date, in each case of clause (a) and (b), as the same may be amended, restated or otherwise modified from time to time as permitted by the terms hereof.
“Subordinated Indebtedness” means all Indebtedness of a Person that is subordinated to the payment in full of the Secured Obligations pursuant to a Subordination Agreement. For the avoidance of doubt, no Permitted Convertible Indebtedness will be considered Subordinated Indebtedness, unless such Permitted Convertible Indebtedness is expressly contractually subordinated to the Secured Obligations.
“Subordination Agreement” means an intercreditor and/or subordination agreement in form and substance satisfactory to Administrative Agent in its reasonable discretion by and among one or more of the Loan Parties, a subordinating creditor and Administrative Agent, on behalf of Secured Parties, pursuant to which Subordinated Indebtedness is subordinated to the prior payment and satisfaction of the Secured Obligations and the Liens securing such Subordinated Indebtedness, if any, granted by any Loan Party to such subordinated creditor are subordinated to the Liens created hereunder and under any other Loan Document.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the Equity Interests or more than 50% of the Voting Stock or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent; provided that, in the case of this clause (b), any professional corporation or professional practice entity that is a Managed Company shall not be considered a Subsidiary. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Parent.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 11.21.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, (c) any Permitted Bond Hedge Transaction, and (d) any Permitted Warrant Transaction.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.
“Swingline Commitment” means, as to the Swingline Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.01 hereof or (b) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the Closing Date, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 11.06(c). The Swingline Commitment of the Swingline Lender may be modified from time to time by agreement between the Swingline Lender and the Borrower, and notified to the Administrative Agent.
“Swingline Lender” means Citibank, in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.
“Swingline Loan” has the meaning specified in Section 2.04(a).
“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit J or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Swingline Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Facility. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” has the meaning set forth in the definition of “Permitted Acquisition.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 5:00 p.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month on the day (such day, the “Base Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day; provided that if the rate is not published prior to 5:00 p.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior to such determination date so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Term SOFR Determination Day;
provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Third-Party Payor” means any insurance company, managed care organization, health plan or program, employer, self-insurance plan, managed care plan, or other payor that provides or administers health benefits or payments for healthcare services, whether private, commercial or a Government Reimbursement Program and fiscal intermediaries or contractors acting on behalf of any of the foregoing.
“Third Party Funds” means any segregated accounts or funds, or any portion thereof, received by Parent or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Parent or one or more of its Subsidiaries to collect and remit those funds to such third parties.
“Third Party Payor Programs” means all health care payment and reimbursement programs with respect to a Third-Party Payor in which Parent, its Subsidiaries (including any Health Plan Subsidiary) or any Managed Company participates.
“Threshold Amount” means $25,000,000.

“Total Revolving Exposure” means, as to any Revolving Lender at any time, the unused Commitments and Revolving Exposure of such Revolving Lender at such time.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations.
“Trade Date” has the meaning specified in Section 11.06(g)(i).
“TRICARE” means the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation and established pursuant to 10 USC §§ 1071-1106, and all regulations promulgated thereunder including all federal statutes (whether set forth in 10 USC §§ 1071-1106 or elsewhere) affecting TRICARE as may be amended, supplemented or otherwise modified from time to time.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(f).
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Loan Party” means any Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 11.21.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness , in each case of clauses (a) and (b).
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent, its Subsidiaries and the Managed Companies shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Indebtedness shall at all times prior to the repurchase, conversion (or exchange, as the case may be) or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares and/or cash deliverable upon conversion thereof (or exchange therefor, as the case may be).
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until such an amendment shall have been executed and delivered by the Administrative Agent, the Required Lenders and the Borrower, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Loan Parties shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary contained in the definition of “Capitalized Lease” or otherwise contained herein, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith; provided however that all financial statements delivered to the Administrative Agent and the Lenders shall be in accordance with GAAP as required hereunder, and at the Administrative Agent’s request, the Loan Parties shall provide a schedule showing the modifications necessary to reconcile the adjustments made pursuant to this sentence with such financial statements. For the avoidance of doubt, for purposes of financial statement deliveries and any financial calculations under the Loan Documents, all references to the consolidated financial statements of, and all computations of amounts and ratios referred to in the Loan Documents on a consolidated basis in respect of, the Combined Group shall include the consolidation of each Managed Company to the extent permitted or required to be consolidated in accordance with GAAP.
(c)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
(d)Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.04Rounding.
Any financial ratios required to be maintained by the Combined Group pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07Interest Rates.
The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Screen Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Successor Rate), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Successor Rate), as it may or may not be adjusted pursuant to Section 3.03, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Screen Rate, Term SOFR or any other Successor Rate prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Screen Rate, Term SOFR, any alternative, successor or replacement rate (including any Successor Rate) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Screen Rate or Term SOFR, or any other Successor Rate, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.08UCC Terms.
Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.09Limited Condition Transactions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition, Investment or redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness is a Limited Condition Transaction and that the Borrower wishes to test the conditions to such Limited Condition Transaction and any Indebtedness (other than Revolving Loans or Swingline Loans) being incurred substantially concurrently with such Limited Condition Transaction that is to be used to finance such Limited Condition Transaction and any related transaction costs and expenses incurred in connection with such Limited Condition Transaction in accordance with this Section (such notification, a “LCT Election”), then, at the option of the Borrower, the following provisions shall apply:
(a)    if agreed to by the applicable lenders providing such Indebtedness, any condition to such Limited Condition Transaction or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Transaction or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive agreements governing such Limited Condition Transaction (such date, the “LCT Test Date”) and (ii) no Event of Default under any of Section 8.01(a), (f) or (g) shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Transaction and any Indebtedness incurred in connection therewith;

(b)     any financial ratio test (including any such test calculated in determining amounts under baskets) or financial condition to such Limited Condition Transaction or such Indebtedness shall be tested on the LCT Test Date;
(c)     except as provided in the next sentence, if the Borrower has made an LCT Election, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date with respect to such Limited Condition Transaction and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness and the use of proceeds thereof) have been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with (x) determining the Applicable Rate and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 7.11 shall, in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated and (y) determining whether the Borrower or its Subsidiaries may make a Restricted Payment shall be calculated (1) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness and the use of proceeds thereof) have been consummated and (2) assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness and the use of proceeds thereof) have not been consummated. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) after the LCT Test Date, but at or prior to the consummation of the Limited Condition Transaction, such basket or ratio will not be deemed to have been exceeded as a result of such fluctuations;

    (d)    with respect to any incurrence of Indebtedness, the proceeds of which are being used to finance a substantially concurrent Acquisition (and the related transaction costs) that is a Limited Condition Transaction subject to customary “funds certain provisions”, any requirement under this Agreement or any other Loan Document that the representations and warranties be true and correct as a condition precedent to such Acquisition or the incurrence and the availability of such Indebtedness may, if agreed to by the applicable lenders providing such Indebtedness, be limited to those representations and warranties, the accuracy of which is customarily included as a condition precedent to the incurrence or availability of third party acquisition financings that are subject to customary “funds certain provisions” (including, without limitation, certain specified representations and warranties under this Agreement and the representations and warranties under the relevant agreement governing such Acquisition that are material to the lenders providing such Indebtedness to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Acquisition as a result of the failure of such representations and warranties to be true and correct), so long as all representations and warranties in this Agreement and the other Loan Documents are true and correct at the time of execution of the relevant agreement governing such Acquisition; and
    (e)    notwithstanding anything to the contrary in this Agreement or any other Loan Document, so long as no Default or Event of Default has occurred or would result therefrom, the Borrower may, upon at least two (2) Business Days’ (or such later time as agreed to by the Administrative Agent, in its sole discretion) written notice to the Administrative Agent, revoke any LCT Election made under this Section 1.09.
Article II

COMMITMENTS AND CREDIT EXTENSIONS
2.01Loans.
(a)Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (ii) the Revolving Exposure of any Lender shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided that any Revolving Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days (or such shorter period as agreed by the Administrative Agent) prior to the date of such Revolving Borrowing.
2.02Borrowings, Conversions and Continuations of Loans.
(a)Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three (3) U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Revolving Facility is less than $5,000,000, the entire unused balance of the Revolving Facility. Except as provided in Sections 2.03(f) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or if the remaining amount available under the Revolving Facility is less than $500,000, the entire unused balance of the Revolving Facility. Each Loan Notice and each telephonic notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)Advances. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction (or waiver pursuant to Section 11.01(a)) of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting such funds to the deposit account maintained by the Borrower with the Administrative Agent or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Disbursements outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Disbursements, and second, shall be made available to the Borrower as provided above.
(c)Term SOFR Loans. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.
(d)Interest Rates. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.
(e)Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to Loans.
(f)Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or any portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g)Conforming Changes. In connection with the use or administration of SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
2.03Letters of Credit.
(a)The L/C Commitment. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request that any L/C Issuer, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.03, issue, at any time and from time to time during the Availability Period, Letters of Credit for its own account or the account of the Parent or any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.
(b)Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.
(i)To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 12:00 p.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, the Borrower also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(c)Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (w) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment, (x) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (y) the Revolving Exposure of any Lender shall not exceed its Revolving Commitment and (z) the Total Revolving Exposure of all Lenders shall not exceed the Revolving Facility.
(i)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(I)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(II)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(III)except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;
(IV)any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(V)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(ii)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(d)Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (ix) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (x) the date that is five (5) Business Days prior to the Revolving Credit Termination Date; provided that upon the Borrower’s request, any such Letter of Credit which is issued in the final year prior to the Revolving Credit Termination Date may have an expiration date no later than one (1) year after the Revolving Credit Termination Date if the Borrower deposits into a cash collateral account maintained with such L/C Issuer an amount in cash equal to 103% of such L/C Obligations as of such date or if such Letter of Credit is covered by a standby letter of credit five (5) Business Days prior to the Revolving Credit Termination Date.
(e)Participations.
(i)By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Lenders, such L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

(ii)In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Revolving Credit Termination Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.03), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Revolving Lenders have made payments pursuant to this clause (e) to reimburse such L/C Issuer, then to such Lenders and such L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.
(iii)Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.16, as a result of an assignment in accordance with Section 11.06 or otherwise pursuant to this Agreement.
(iv)If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Disbursement, as the case may be. A certificate of any such L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e)(iv) shall be conclusive absent manifest error.
(f)Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon Pacific time on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received by the Borrower prior to 10:00 a.m. Pacific time or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 a.m. Pacific time; provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Borrowing of Base Rate Loans or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. Promptly upon receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the Unreimbursed Amount pursuant to Section

2.03(e)(ii), subject to the amount of the unutilized portion of the aggregate Revolving Commitments. Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(g)Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(i)any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect;
(iv)waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;
(v)honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;
(vi)any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;
(vii)payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or
(viii)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
(h)Examination. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.
(i)Liability. None of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:
(i)an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(ii)an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(iii)an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iv)this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).
(j) Without limiting the foregoing, none of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) an L/C Issuer declining to take-up documents and make payment, (I) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (II) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (C) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.
(k)Applicability of ISP. Unless otherwise expressly agreed by applicable L/C Issuer and the Borrower when a Letter of Credit is issued by it, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(l)Benefits. Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.
(m)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any standby Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) payable on the first Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and (ii) accrued through and including the last day of each calendar quarter in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists and is continuing, all Letter of Credit Fees shall accrue at the Default Rate.
(n)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day following the end of each March, June, September and December in the most recently- ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Termination Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer, for its own account, the customary issuance, presentation, amendment, administrative and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(o)Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such L/C Issuer and the Lenders with respect to any such L/C Disbursement.
(p)Interim Interest. If the L/C Issuer for any standby Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause (o) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.03 to reimburse such L/C Issuer shall be for account of such Lender to the extent of such payment.
(q)Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(m). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and

(ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(r)Cash Collateralization.
(i)If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (q), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower, Holdings, Intermediate Holdings or Parent described in clause (f) or (g) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.
(ii)The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(r)    L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a summary report, as set forth below:
(i)reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);
(ii)on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;
(iv)on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and
(v)for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a summary report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a summary report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.
(s)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Parent or any Subsidiary thereof, the Borrower shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of the Parent or such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Parent or any Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the Parent or such Subsidiaries.
(t)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04Swingline Loans.
(a)The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans to the Borrower (each such loan, a “Swingline Loan”). Each such Swingline Loan may be made, subject to the terms and conditions set forth herein, to the Borrower, in Dollars, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit; provided that (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings shall not exceed the Revolving Facility at such time, (B) the Revolving Exposure of any Revolving Lender at such time shall not exceed such Lender’s Revolving Commitment and (C) the aggregate amount of all Swingline Loans outstanding shall not exceed the Swingline Commitment of the Swingline Lender, (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swingline Loan.
(b)Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by: (i) telephone or (ii) a Swingline Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative

Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $250,000, and (B) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 3:00 p.m. on the date of the proposed Swingline Borrowing (1) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (2) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.
(c)Refinancing of Swingline Loans.
(i)The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.
(ii)Notwithstanding anything to the contrary in the foregoing, if for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i) (including, without limitation, the failure to satisfy the conditions set forth in Section 4.02), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c)(iii) shall be conclusive absent manifest error.
(iv)Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.
(d)Repayment of Participations.
(i)At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.
(ii)If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.
(f)Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.
2.05Prepayments.
(a)Optional.
(i)The Borrower may, upon delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of optional prepayment to result in the Facility Termination Date pursuant to this Section 2.05(a)(i) may be, if expressly so stated to be, conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice of optional prepayment may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date of prepayment) if such event or condition is not satisfied; provided further that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.05. Any prepayment of any Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
(ii)The Borrower may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that, unless otherwise agreed by the Swingline Lender, (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)Mandatory.
(i)Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall, immediately upon notice from the Administrative Agent, prepay Revolving Loans, Swingline Loans and L/C Disbursements and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless, after the prepayment of the Revolving Loans and Swingline Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.
(ii)Application of Other Payments. Except as otherwise provided in Section 2.15, prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Disbursements and the Swingline Loans, second, shall be applied to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the applicable L/C Issuer or the Revolving Lenders, as applicable.
Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
2.06Termination or Reduction of Commitments.
(a)Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit, without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Letter of Credit Sublimit; provided, further that a notice of termination of commitments to result in the Facility Termination Date pursuant to this Section 2.06 may be, if expressly so stated to be, conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice of termination may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date of prepayment) if such event or condition is not satisfied; provided further that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.05.
(b)Mandatory. If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swingline Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit or the Swingline Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(c)Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swingline Sublimit or the Revolving Commitment under this Section 2.06. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Percentage of such amount reduced from the Revolving Commitments. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.
2.07Repayment of Loans.
(a)Revolving Loans. The Borrower shall repay to the Revolving Lenders on the Revolving Credit Termination Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.
(b)Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Revolving Credit Termination Date for the Revolving Facility.

2.08Interest and Default Rate.
(a)Interest. Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable Borrowing date at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate;  and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.
(b)Default Rate.
(i)While any Event of Default of the type referred to in clause (a), (f) or (g) of Section 8.01 exists, all outstanding Obligations (including Letter of Credit Fees) shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(ii)With respect to any other Event of Default, at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), while any such Event of Default exists and is continuing, all outstanding Obligations (including Letter of Credit Fees) shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09Fees.
In addition to certain fees described in Section 2.03:
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Facility for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Credit Termination Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)    Other Fees.
(i)The Borrower shall pay to the Administrative Agent and the Lead Arranger for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Combined Group or for any other reason, the Borrower, or the Lenders determine that (i) the Consolidated Senior Secured Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Senior Secured Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, within three (3) Business Days upon the written request, setting forth reasonably detailed calculation, by the Administrative Agent (or, upon the occurrence of any Event of Default with respect to the Borrower, Holdings, Intermediate Holdings or Parent described in clause (f) or (g) of Section 8.01, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this clause (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11Evidence of Debt.
(a)Maintenance of Accounts. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Loan Parties shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Loan Parties hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing (other than Swingline Borrowings) shall be made from the Appropriate Lenders, each payment of fees under Section 2.09 and Section 2.03 shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.
2.13Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and sub-participations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Lender), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14Cash Collateral.
(a)Obligation to Cash Collateralize. At any time there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, or any L/C Issuer (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuers’ or the Swingline Lender’s, as applicable, Fronting Exposure with respect to such Defaulting Lender

(determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(b)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers, the Swingline Lender and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Swingline Lender or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.15(a)(v), after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Collateral Accounts. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit and Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations and Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent, the Swingline Lender and the applicable L/C Issuer that there exists excess Cash Collateral, including as a result of full or partial cash collateralization of such Fronting Exposure as a result of the application of payments pursuant to Section 2.15(a)(ii); provided that (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral, the Swingline Lender and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.15Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(I)Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(II)Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(III)Defaulting Lender Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (I) or (II) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each L/C Issuer and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.16Incremental Facilities.
(a)Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Borrower may from time to time after the Closing Date, request (x) an increase in the Revolving Facility (each, an “Incremental Revolving

Commitment”) and/or (y) one or more new term loan commitments (each, an “Incremental Term Loan Commitment”; and together with the Incremental Revolving Commitments, the “Incremental Commitments”) by an aggregate amount (for all such Incremental Commitments) not exceeding the greater of $50,000,000 and 100% of Consolidated EBITDA for the most recently completed Measurement Period; provided that (i) any such request for an Incremental Commitment shall be in a minimum amount of $10,000,000 (or such lesser amount representing all remaining capacity of the Incremental Commitment) and (ii) the Borrower may make a maximum of four (4) such requests. Such notice shall include a time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days (or such other date which the Borrower has consulted with the Administrative Agent) from the date of delivery of such notice to the Lenders).
(b)    Lender Elections to Increase. Each applicable Lender shall notify the Administrative Agent within the time period set forth in the applicable notice described in Section 2.16(a) whether or not it agrees to increase, or provide, as applicable, an Incremental Commitment. Any Lender may elect or decline, in its sole discretion, to provide an Incremental Commitment. Any Lender not responding within such time period shall be deemed to have declined to provide an Incremental Commitment.
(b)Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. In its discretion, the Borrower may also invite additional financial institutions that are Eligible Assignees to become Lenders (“New Lenders”).
(c)Increase Effective Date.
(i)If an Incremental Commitment is provided in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Effective Date”) and the final allocation of such Incremental Commitment. The Administrative Agent shall promptly notify the Borrower and the Lenders and the New Lenders, as applicable, of the final allocation of such Incremental Commitment and the Incremental Effective Date.
(ii)Each Revolving Lender (including any New Lenders) that is increasing its Revolving Commitment or providing an Incremental Commitment on the Incremental Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders on such Incremental Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Incremental Effective Date (and in connection therewith the Borrower shall pay any additional amounts required pursuant to Section 3.05). If there is a new borrowing of Revolving Loans on such Incremental Effective Date, the Revolving Lenders after giving effect to such Incremental Effective Date shall make such Revolving Loans in accordance with Section 2.01.
(iii)[Reserved]
(iv)The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments hereunder, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Incremental Commitments.

(v)Notwithstanding the foregoing, any Incremental Term Loans may be treated as part of the same class as any other Existing Term Loans if such Incremental Term Loans are fungible for United States federal income tax purposes with such other Existing Term Loans.
(vi)Conditions to Effectiveness of Increase. As a condition precedent to an Incremental Commitment, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Incremental Effective Date signed by a Responsible Officer of such Loan Party:
(I)certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Commitment;
(II)certifying that, immediately before and immediately after giving effect to such Incremental Commitment and subject to Section 1.09, (A) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty shall be true and correct in all respects) on and as of the Incremental Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in Sections 5.05(a) and (c), and Section 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and Section 6.01(b), respectively, and (B) no Default or Event of Default exists; and
(III)on a Pro Forma Basis (assuming that such Incremental Commitment is fully drawn in computing Consolidated Senior Secured Leverage Ratio), the Combined Group shall be in compliance with each of the covenants set forth in Section 7.11 (and attaching a pro forma Compliance Certificate evidencing the calculations thereof). The Borrower shall deliver or cause to be delivered any other customary certificates and documents (including, without limitation, legal opinions) as reasonably requested by the Administrative Agent in connection with any Incremental Commitment.
(d)Incremental Amendment. The Incremental Commitment shall be effected by an amendment (or in the case of any Incremental Term Loan, an amendment and/or restatement) (the “Incremental Amendment”) executed by the Borrower, the other Loan Parties, the Administrative Agent and each Lender (including, any New Lenders) committing to such Incremental Commitment, in form and substance reasonably satisfactory to each of them. Notwithstanding the provisions of Section 11.01, the Incremental Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.16. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans or, if applicable, term loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Revolving Commitments and Incremental Term Loans.
(e)Terms of Incremental Commitment. The terms and conditions of Incremental Commitments shall be as follows:
(i)all of the terms and conditions applicable to any Incremental Revolving Commitment shall be identical to the terms and conditions applicable to the then existing

Revolving Facility, including maturity, Applicable Margin and Commitment Fees; provided that (x) any upfront fees payable by the Borrower to the Lenders under any Incremental Revolving Commitment may differ from those payable under the then existing Revolving Commitments and (y) the Applicable Margins or Commitment Fees or interest rate floor applicable to any Incremental Revolving Commitment may be higher than the Applicable Margins or Commitment Fees or interest rate floor applicable to the Revolving Facility if the Applicable Margins or Commitment Fees or interest rate floor applicable to the Revolving Facility are increased to equal the Applicable Margins and Commitment Fees and interest rate floor applicable to such Incremental Revolving Commitment;
(ii)any Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Lenders making such Incremental Term Loan and the Borrower, but in any event the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the then existing term loans, if any (the “Existing Term Loan”);
(iii)the maturity of any such Incremental Term Loan shall not be earlier than the latest scheduled maturity date of any outstanding Existing Term Loans in effect as of the Increase Effective Date;
(iv)the Applicable Rate for Incremental Term Loans shall be determined by the Borrower, the Administrative Agent and the Lenders of the Incremental Term Loans;
(v)the inclusion of any mandatory prepayments, if applicable, for such Incremental Term Loan shall be determined by the Borrower, the Administrative Agent and the Lenders of such Incremental Term Loan (provided that any such mandatory prepayment provisions for any Incremental Term Loans shall be consistent with any mandatory prepayment terms of any then outstanding Incremental Term Loans and the Lenders of such Incremental Term Loans may choose to participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment);
(vi)except as provided above, all other terms and conditions applicable to any Incremental Term Loan shall be reasonably satisfactory to the Administrative Agent, the Borrower and the Lenders of the Incremental Term Loans (provided that to the extent any terms of any Incremental Term Loans are more favorable (with respect to the lenders thereunder) than the comparable terms hereunder, such terms shall be no more restrictive, when taken as a whole, than those under the then-existing Loan Documents (except for covenants or other provisions (x) applicable only to periods after the latest scheduled maturity date of any outstanding Existing Term Loans, or (y) as are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of the applicable Lenders (to the extent applicable to such Lender) (which may be accomplished by the Administrative Agent, Borrower and the Lenders providing such Incremental Term Loan).
(f)Use of Proceeds. The proceeds of any Incremental Commitments may be used by the Borrower and its Subsidiaries in accordance with Section 6.11.
(g)Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

Article III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
(a)Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA and the term “Lender” includes any L/C Issuer.
(b)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) require the deduction or withholding of any Tax from any such payment by the applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including such withholdings and deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Tax Indemnifications.
(i)Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(ii)Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the

Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d)(ii).
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(I)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(II)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;
(III)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(IV)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this clause (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(h)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make, maintain or fund Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
(b)Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(c)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to Section 3.03(b)(ii) above, (i) no later than the Scheduled Unavailability Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or Section 3.03(b)(ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(d)For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05Compensation for Losses.
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Such certificate shall set forth the basis for the claim for amounts, the amounts (calculated in reasonable detail) required to be paid by the Borrower to such Lender. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
3.06Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any

Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.
3.07Survival.
All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.
Article IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01Conditions of Initial Credit Extension.
The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender, (ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the Borrower, (iii) counterparts of the Security Agreement and each other Collateral Document required to be delivered on the Closing Date, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable and (iv) counterparts of the Perfection Certificate, executed by a Responsible Officer of the Borrower and Parent.
(b)Secretary’s Certificate. The Administrative Agent shall have received an Secretary’s Certificate dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party in its jurisdiction of organization and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.
(c)Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.
(d)Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.05.
(e)Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
(i)(A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each Managed Company and each jurisdiction where any material portion of the Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and litigation searches;

(ii)searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;
(iii)completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;
(iv)stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated; and
(v)subject to Section 6.22, to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral.
(f)Insurance. Subject to Section 6.22, the Administrative Agent shall have received copies of certificates of insurance, evidencing liability and property insurance meeting the requirements set forth herein and in the Collateral Documents, together with endorsements naming Administrative Agent as an additional insured or lenders loss payee, as the case may be.
(g)Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate signed by a Responsible Officer of the Parent and the Borrower as of the Closing Date, substantially in the form of Exhibit I.
(h)Closing Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Loan Parties as of the Closing Date, as to certain conditions to closing, substantially in the form of Exhibit P.
(i)[Reserved]
(j)[Reserved]
(k)Loan Notice. The Administrative Agent shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.
(l)[Reserved.]
(m)Anti-Money-Laundering; Beneficial Ownership. (i) At least three (3) Business Days prior to the Closing Date, the Loan Parties shall have provided to each Lender, and such Lender shall be satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case to the extent requested at least seven (7) Business Days prior to the Closing Date and (ii) at least three (3) Business Days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender a Beneficial Ownership Certification in relation to such Loan Party.
(n)Consents. The Administrative Agent shall have received certified copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the execution, delivery and performance by the Loan Parties of the Loan Documents and the Revolving Facility.

(o)Litigation. No action, suit, proceeding or investigation shall be pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or any Governmental Authority to enjoin, restrain, or prohibit, or which is related to or arises out of the Revolving Facility, this Agreement or the other Loan Documents.
(p)[Reserved.]
(q)Fees. The Administrative Agent, the Lead Arranger and the Lenders shall have received all fees owing pursuant to the Fee Letter and Section 2.09.
(r)Expenses. The Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of external counsel to the Administrative Agent and the Lead Arranger as required pursuant to Section 11.04(a) (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least two (2) Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02Conditions to all Credit Extensions.
The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:
(a)Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (c), and Section 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and Section 6.01(b), respectively.
(b)Default. No Default or Event of Default shall exist immediately prior to, or would result immediately after, such proposed Credit Extension or from the application of the proceeds thereof.
(c)Request for Credit Extension. The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
Article V

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and the Lenders that (provided that any representations and warranties (other than Section 5.19(c)) with respect to the Managed Companies are made to the knowledge of the Loan Parties):
5.01Existence, Qualification and Power.
Each Loan Party, each of its Subsidiaries and each Managed Company (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) with respect to the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.02Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of in any material respect, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any material arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law in any material respect.
5.03Governmental Authorization; Other Consents.
Except as disclosed on Schedule 5.03, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (including, without limitation, the Applicable Insurance Regulatory Authority) or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents (including, without limitation, the pledge of the Pledged Equity of any Regulated Insurance Subsidiary and the Borrower), or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Liens), other than (i) authorizations, consent, exemption, approvals, actions, notices and filings which have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04Binding Effect.
This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.05Financial Statements; No Material Adverse Effect.
(a)Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Combined Group as of the date thereof and their results of operations, cash flows and changes in Shareholders’ Equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Combined Group as of the date thereof as determined in accordance with GAAP.
(b)Quarterly Financial Statements. The unaudited consolidated balance sheets of the Combined Group for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for each such fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Combined Group as of the date thereof and their results of operations, cash flows and changes in Shareholders’ Equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)Material Adverse Effect. Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to any Loan Party’s knowledge, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party, any Subsidiary or any Managed Company or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b)  if adversely determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
5.07[Reserved].
5.08Ownership of Property.
Each Loan Party, each of its Subsidiaries and each Managed Company has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, subject to Permitted Liens and except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09Environmental Matters.
Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Loan Parties and their respective Subsidiaries and the Managed Companies: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits.
5.10Insurance.
The properties and business of the Loan Parties, their respective Subsidiaries and the Managed Companies are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party, or the applicable Subsidiary or Managed Company operates.
5.11Taxes.
Each Loan Party, each of its Subsidiaries and the Managed Companies has timely filed (taking into account valid extensions) all federal and state income tax returns and other material tax returns and reports required to be filed, and have timely paid (taking into account valid extensions) all federal and state income Taxes and other material Taxes, including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party, any Subsidiary or any Managed Company that would, individually or in the aggregate, reasonably be expected to, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to any Loan Party, any Subsidiary or any Managed Company (other than any commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes).
5.12ERISA Compliance.
(a)Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS and to the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii)  no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)Neither any Loan Party nor, except as could not, individually and in the aggregate, reasonably be expected to result in a Material Adverse Effect, any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than after the Closing Date, Pension Plans not otherwise prohibited by this Agreement.
(e)Each Loan Party represents and warrants as of the Closing Date that no Loan Party is and no Loan Party will be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to any Loan Party’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.
5.13Margin Regulations; Investment Company Act.
(a)Margin Regulations. No Loan Party nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, to buy or carry any margin stock in violation of Regulation T, U or X.
(b)Investment Company Act. None of the Parent, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.14Disclosure.
No report, financial statement, certificate or other written information (other than information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or, when taken as a whole, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information (including forecasts) and forward-looking statements, each Loan Party represents only that such information and statements are prepared in good faith based upon estimate and assumptions believed by such Loan Party to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projected financial information as to future events and forward-looking statements may not occur and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of Parent and its Subsidiaries and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material.
5.15Compliance with Laws.
Each Loan Party, each Subsidiary thereof and each Managed Company is in compliance with the requirements of all Applicable Laws (other than Health Care Laws or the Applicable Insurance Code, which compliance therewith is specified in Section 5.26) and in all material respects with all orders, writs, injunctions and decrees applicable to it or to its properties, except (a) in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and (b) in the instance of compliance with Applicable Laws, the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.16Solvency.
The Loan Parties and their Subsidiaries on a consolidated basis are Solvent.
5.17Sanctions Concerns; Anti-Corruption Laws; Outbound Investment Rules.
(a)Sanctions Concerns. No Loan Party nor any Subsidiary or Managed Company, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director or representative of any Loan Party or Subsidiary or Managed Company, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Parent, its Subsidiaries and the Managed Companies have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
(b)Anti-Corruption Laws. The Loan Parties, their Subsidiaries and the Managed Companies have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(c)Outbound Investment Rules. Neither the Parent nor any of its Subsidiaries or any Managed Company (i) is a “covered foreign person” as that term is used in the Outbound Investment Rules or (ii) currently engages, or has any present intention to engage in the future, directly or indirectly, in (x) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (y) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Person were a United States Person or (z) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement
5.18[Reserved].
5.19Subsidiaries; Equity Interests; Loan Parties; Managed Companies.
(a)Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.19(a) is the following information as of the Closing Date: (i) a complete and accurate list of all Subsidiaries (including a description if such Subsidiary is an Excluded Subsidiary and which type of Excluded Subsidiary), Joint Ventures and partnerships and other equity investments of the Loan Parties, and (ii)  the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries. The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and, as applicable, non-assessable and are owned free and clear of all Liens, other than Permitted Liens. As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party (other than the Parent) or any Subsidiary thereof, except as contemplated in connection with the Loan Documents or as set forth on such Schedule.
(b)Loan Parties. Set forth on Schedule 5.19(b) is a complete and accurate list of all Loan Parties as of the Closing Date specifying: (i) the exact legal name, (ii) any former legal names of such Person in the five (5) years prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Person is qualified to do business, (vi) the address of its chief executive office, (vii)  its U.S. federal taxpayer identification number (if any) or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, (viii) the organization identification number, and (ix) ownership information (e.g., publicly held or if private or partnership, the owners and partners of each such Person).
(c)Managed Companies. Set forth on Schedule 5.19(c) is a complete and accurate list of all Managed Companies as of the Closing Date (including (i) the exact legal name, (ii) the jurisdiction of its incorporation or organization, as applicable and (iii) the type of organization).
5.20Collateral Representations.
(a)Collateral Documents. The Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens and the provisions of the Collateral Documents) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings or actions completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens to the extent required under this Agreement or the Collateral Documents.
(b)Intellectual Property.  Set forth on Schedule 5.20(b), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and 6.13, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Loan Parties (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Administrative Agent).
(c)Instruments and Tangible Chattel Paper. Set forth on Schedule 5.20(c), as of the Closing Date and as of the last date such Schedule 5.20(c) was required to be updated in accordance with Sections 6.02 and 6.13, is a description of all Instruments and Tangible Chattel Paper (each as defined in the UCC) of the Loan Parties with a face value in excess of $10,000,000 individually or in the aggregate (including the Loan Party owning such Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent).
(d)Deposit Accounts and Securities Accounts.
(i)Set forth on Schedule 5.20(d)(i), as of the Closing Date and as of the last date such Schedule 5.20(d)(i) was required to be updated in accordance with Sections 6.02 and 6.13, is a description of all deposit accounts and securities accounts of the Loan Parties, including (x) the name of the applicable Loan Party, (y) the name of the applicable depository institution or the securities intermediary (or issuer), as applicable, maintaining such deposit account or securities account and (z) a description if such deposit account or securities account is an Excluded Account, and which type of Excluded Account.
(e)Commercial Tort Claims. Set forth on Schedule 5.20(e), as of the Closing Date and as of the last date such Schedule 5.20(e) was required to be updated in accordance with Sections 6.02 and 6.13, is a description of all Commercial Tort Claims (as defined in the UCC) where the amount of damages is reasonably expected to be realized by the applicable Loan Party in such Commercial Tort Claim (as determined by the Borrower in good faith) is in excess of $10,000,000 (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).
(f)Pledged Equity Interests. Set forth on Schedule 5.20(f), as of the Closing Date and as of the last date such Schedule 5.20(f) was required to be updated in accordance with Sections 6.02 and 6.13, is a list of (i) all Pledged Equity and (ii) all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, and the certificate number (as applicable) and percentage ownership of outstanding shares of each class of Equity Interests.
(g)Properties. Set forth on Schedule 5.20(g), as of the Closing Date and as of the last date such Schedule 5.20(g) was required to be updated in accordance with Sections 6.02 and 6.13, is a list of (A) each chief executive office location of the Loan Parties, and (B) each location owned or leased by a Loan Party (in each case, including (1) an indication if such location is leased or owned, (2) if leased, which Loan Party is the lessee, and if owned, the name of the Loan Party owning such property, (3) the address of such property and (4) to the extent owned, the approximate fair market value of such property).
5.21EEA Financial Institutions.
No Loan Party is an EEA Financial Institution.
5.22Covered Entities.
No Loan Party is a Covered Entity.
5.23Beneficial Ownership Certification.
The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.
5.24Intellectual Property; Licenses; Etc.
The Parent and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights that are required to operate their respective businesses in all material respects. To the knowledge of the Loan Parties, the operation of the business by any Loan Party or any of its Subsidiaries does not infringe, misappropriate or otherwise violate upon any Intellectual Property rights held by any other Person in any material respect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no unauthorized use, access, interruption, modification, corruption or malfunction of any information technology assets or systems (or any information or transactions stored or contained therein or transmitted thereby) owned or used by any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.25Labor Matters.
There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Parent or any of its Subsidiaries as of the Closing Date and neither the Parent nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date, in each case that has resulted or would reasonably be expected to result in material liability to any Loan Party or Subsidiary.
5.26Health Care Matters.
(a)Parent and its Subsidiaries (including each Health Plan Subsidiary) hold, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals, licenses, permits and similar governmental authorizations of a Governmental Authority necessary or required for Parent and its Subsidiaries to conduct their respective operations and business in the manner currently conducted, except where failure to hold such Regulatory Approvals, licenses, permits and similar governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Parent and its Subsidiaries (including each Health Plan Subsidiary), and each Managed Company has (i) each material Health Care Permit, necessary to engage in its business, (ii) no knowledge of any material default under, violation of, or other material noncompliance with the terms and conditions of any such material Health Care Permit and (iii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such material Health Care Permit, except where such limitation, suspension or revocation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such material Health Care Permits are valid and in full force and effect and Parent and its Subsidiaries (including each Health Plan Subsidiary), and each Managed Company is in compliance with the terms and conditions of all such material Health Care Permits, except where failure to be in such compliance or for a material Health Care Permit to be valid and in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is a not a default under any agreement with CMS pursuant to which a Health Plan Subsidiary is contracted to offer Medicare Advantage or Medicare Part D benefits (“CMS Agreement”), except where such default could not reasonably be expected to have a Material Adverse Effect.
(c)To the knowledge of Parent and its Subsidiaries (including each Health Plan Subsidiary), except as could not be expected individually or in the aggregate to have a Material Adverse Effect, all Licensed Personnel (i) are appropriately licensed in the jurisdiction in which they hold themselves out to the Borrower, its Subsidiaries (including each Health Plan Subsidiary) and each Managed Company as professional health care providers and perform services for Parent, its Subsidiaries (including each Health Plan Subsidiary) and each Managed Company and, to the knowledge of Parent and its Subsidiaries (including each Health Plan Subsidiary), no suspension, revocation, termination, impairment, modification or nonrenewal of any such license is pending or threatened in writing, and (ii) have not been debarred from participating in government contracts, subcontracts, loans, grants and other assistance programs or excluded from participation in a Federal Health Care Program.
(d)Parent, its Subsidiaries (including any Health Plan Subsidiaries) and the Managed Companies have obtained and maintain accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by Health Care Laws or any Governmental Authority except where failure to do so could not, individually or in the aggregate, be expected to have a Material Adverse Effect.
(e)Parent, its Subsidiaries (including each Health Plan Subsidiary) and each Managed Company holds in full force and effect all Third Party Payor authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which Holdings, its Subsidiaries (including each Health Plan Subsidiary) or each Managed Company participates (if any), except where the failure to do so has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Borrower’s and Holdings’ knowledge, there is no investigation, audit, claim review, or other action pending or, to the knowledge of each Loan Party, threatened in writing, which could result in a suspension, revocation, termination, restriction, limitation, modification or nonrenewal of any authorization from a Third Party Payor or result in the exclusion of Parent, its Subsidiaries (including each Health Plan Subsidiary) or any Managed Company from any Third Party Payor Program that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)Neither Parent, nor any of its Subsidiaries (including any Health Plan Subsidiary), nor any Managed Company or , to Borrower’s and Holdings’ knowledge, any Licensed Personnel, is in default or violation of any Health Care Laws that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries (including each Health Plan Subsidiary) and each Managed Company is HIPAA Compliant and compliant with all other Applicable Laws regarding the privacy, security, processing, maintenance, use and/or disclosure of medical information (collectively, including HIPAA, “Privacy Obligations”), except where non-compliance could not reasonably be expected to have a Material Adverse Effect. Neither Parent, nor any of its Subsidiaries (including any Health Plan Subsidiary) nor any Managed Company has experienced a breach relating to its Privacy Obligations that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Any software, technology, algorithm, artificial intelligence, machine learning model, or automated decision-making tool used by Parent, its Subsidiaries (including any Health Plan Subsidiary), or by any Managed Company or by any Licensed Personnel, in connection with the delivery of clinical services, care management, care coordination, utilization management, member engagement, risk stratification, or similar activities has been used, deployed, validated, and maintained in compliance with applicable Health Care Laws, including any applicable consumer health data or consumer protection Laws, except where such failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(g)Neither Parent, nor any of its Subsidiaries (including any Health Plan Subsidiary) or Managed Company nor, to Borrower’s and Holdings’ knowledge, any Licensed Personnel, or any owner, officer, director, managing employee or person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in Parent, any of its Subsidiaries (including any Health Plan Subsidiary) or any Managed Company, have been debarred or excluded from participation under a Federal Health Care Program, except where such debarment or exclusion could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries (including any Health Plan Subsidiary) or Managed Company, nor to Borrower’s and Holding’s knowledge, any Licensed Personnel, is a party to any corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority, the entry into or imposition of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)To Borrower’s knowledge, neither Parent nor any of its Subsidiaries (including any Health Plan Subsidiary) nor any Managed Company or any Licensed Personnel, are subject to any civil or criminal suit, claim, administrative hearing or, to the Parent’s knowledge, investigation by any Governmental Authority (including the Office of the Inspector General of the U.S. Department of Health and Human Services) (i) which would reasonably be expected to result in the imposition of a fine or other sanction, which could, individually or in the aggregate, have a Material Adverse Effect; (ii) which pertains to a potential overpayment matter or the alleged fraudulent submission of claims to a Third Party Payor by the Borrower, any Subsidiary (including any Health Plan Subsidiary) or any Managed Company (excluding any overpayment investigated in an audit conducted in the ordinary course, e.g., a routine CMS recovery audit contractor audit), the resolution of which matter or allegations could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (iii) which would reasonably be expected to result in the revocation, transfer, surrender, suspension or other impairment of any Health Care Permits of the Borrower, any of its Subsidiaries (including any Health Plan Subsidiary)

or any Managed Company, which could , individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(i) Except as could not reasonably be expected to have a Material Adverse Effect, neither Parent, nor any Subsidiary (including any Health Plan Subsidiary) nor any Managed Company or to any Loan Party’s knowledge, any Licensed Personnel or any owner, officer, director, managing employee or person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in Parent, any Subsidiary (including any Health Plan Subsidiary) or any Managed Company, has engaged, or is alleged in writing by a Governmental Authority to have engaged, in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under any Federal Health Care Program; (ii) knowingly and willfully making or causing to be made any false statement or false representation of a material fact for use in determining rights to any benefit or payment under any Federal Health Care Program; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Federal Health Care Program on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (x) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Third Party Payor Program in violation of the Health Care Laws, or (y) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Third Party Payor Program in violation of the Health Care Laws; or (v) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known, or should have been known, to be (x) not provided as claimed, or (y) false or fraudulent; or (vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to the Borrower, its Subsidiaries (including any Health Plan Subsidiary) or any Managed Company in order that the Borrower, its Subsidiaries (including any Health Plan Subsidiary) or any Managed Company may qualify for Governmental Authority certification or accreditation.
(j)Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Parent, nor its Subsidiaries (including any Health Plan Subsidiary) nor any Managed Company or to any Loan Party’s knowledge, any owner, officer, director, managing employee or person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in Parent, its Subsidiaries (including any Health Plan Subsidiary) or any Managed Company has (i) had a civil monetary penalty assessed against him/her/it pursuant to 42 U.S.C. § 1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) been excluded from participation in a Federal Health Care Program or to any Loan Party’s knowledge is the subject of a proceeding seeking to assess such penalty; (iii) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. § 1347, or is the subject of a proceeding regarding such offense; (iv) to any Loan Party’s knowledge been named as a defendant in a complaint made by any U.S. Attorney or state office of attorney general or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§ 3729-31 or qui tam action brought pursuant to 31 U.S.C. §§ 3729 et seq. or any similar state law; or (v) to any Loan Party’s knowledge, been or become subject to any Governmental Authority investigation, excluding routine audits or reviews, related to its compliance with Health Care Laws or threatening its participation in Medicare, Medicaid, any other Third Party Payor Programs or its billing practices with respect thereto other than routine audits.
(k)Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Parent, its Subsidiaries (including any Health Plan Subsidiary) and any Managed Company: (A) has not knowingly retained an overpayment received from, or failed to refund any amount due to, any Third Party Payor Program in violation of any Health Care Law; or (B) has not received written notice of, or has no knowledge of, any overpayment or refunds due to any Third Party Payor Program. Parent, its Subsidiaries (including any Health Plan Subsidiary) and any Managed Company that performs, or is responsible for, healthcare services, billing, coding, claims processing, submission, payment, or risk adjustment activities maintains policies and procedures reasonably designed to promote compliance with applicable Health Care Laws relating to risk adjustment, diagnosis coding, and related billing practices.
(l)Set forth on Schedule 5.26(l) is a complete and correct list of all Management Services Documents as of the Closing Date. To the extent requested by the Administrative Agent, true and correct copies of all of the Management Services Documents have been provided to Administrative Agent prior to the Closing Date. Parent and each of its Subsidiaries are in compliance with its obligations under each Management Services Document, except where non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, no default, event of default or other event entitling any party thereto to terminate any Management Services Document has occurred. To the knowledge of each Loan Party, all other parties to each Management Services Document are in compliance in all material respects with their respective obligations thereunder. Each Management Services Document is valid and existing and enforceable against the Loan Party party thereto and each Managed Company party thereto and, to the knowledge of the Loan Parties, is valid and existing and enforceable against each other Person which is a party thereto, in each case, in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws, or other laws affecting creditors’ rights generally and by general principles of equity.
(m)Set forth on Schedule 5.26(m) is a complete and correct list of all Health Plan Subsidiary Management Agreements as of the Closing Date. To the extent requested by the Administrative Agent, true and correct copies of all of the Health Plan Subsidiary Management Agreements have been provided to Administrative Agent prior to the Closing Date. As of the Closing Date, Parent and each of its Subsidiaries are in compliance with its obligations under each Health Plan Subsidiary Management Agreement, except where non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, as of the Closing Date, no default, event of default or other event entitling any party thereto to terminate any Health Plan Subsidiary Management Agreement has occurred. To the knowledge of each Loan Party, as of the Closing Date, all other parties to each Health Plan Subsidiary Management Agreement are in compliance in all material respects with their respective obligations thereunder.
(n)Borrower hereby covenants and agrees to notify Administrative Agent within ten (10) Business Days following becoming aware of clear and convincing evidence, that, in the sole judgement of Borrower, after consultation with legal counsel, (A) would make any of the representations and warranties in this Section 5.26 untrue, incomplete or incorrect and (B) could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and shall promptly provide to Administrative Agent information reasonably requested by the Administrative Agent regarding such disclosure.
(o)All contractual arrangements to which any Loan Party is a party (including without limitation the Management Services Documents and Health Plan Subsidiary Management Agreements), are in compliance with all Health Care Laws, except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect. The corporate structure of the Loan Parties (and any compensation arrangements thereof) comply in all respects with all Health Care Laws (including any Laws prohibiting the corporate practice of licensed professions or fee-splitting), except where any non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
5.27Insurance Licenses.
(a)To the extent required by Applicable Law, each Regulated Insurance Subsidiary holds an Insurance License and is authorized to transact Insurance Business in (a) the line or lines of insurance it is engaged in and (b) the state, states or jurisdictions it transacts Insurance Business in, in each case except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No such Insurance License is the subject of a proceeding for suspension, limitation or revocation and to each Loan Party’s knowledge, no such suspension, limitation or revocation has been threatened in writing by any Applicable Insurance Regulatory Authority or other Governmental Authority, except as could not reasonably be expected to result in a Material Adverse Effect.
Article VI

AFFIRMATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to (and, with respect to (i) Sections 6.04 through 6.06, Section 6.07(a), Sections 6.08 through 6.10; Section 6.15, Section 6.16, and Section 6.21, shall use commercially reasonable efforts to cause any Managed Company to, to the extent permitted by Applicable Law and (ii) Section 6.20, shall use commercially reasonable efforts to cause any Managed Company to, to the extent permitted by Applicable Law and consistent with the Management Services Documents):
6.01Financial Statements.
Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a)Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ended December 31, 2025), a copy of the consolidated balance sheet of the Combined Group as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in Shareholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Deloitte LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception as to the scope of such audit (except for any such qualification or exception with respect to, or resulting from, (i) the impending maturity date of any Indebtedness permitted hereunder of the Loan Parties occurring within 12 months of the time such opinion is delivered or (ii) a breach or anticipated breach of financial covenants).
(b)Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent (or, if earlier, five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended March 31, 2026), a copy of the consolidated balance sheet of the Combined Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in Shareholders’ Equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Combined Group.
(c)Budget. As soon as available, but in any event within ninety (90) days after the beginning of each fiscal year of the Parent, an annual budget of the Combined Group on a consolidated basis, consisting of a projected consolidated balance sheet of the Combined Group as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income.
As to any information contained in materials furnished pursuant to Section 6.02(g), the Loan Parties shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
6.02Certificates; Other Information.
Deliver to the Administrative Agent for prompt further distribution to the Lenders, in form and detail reasonably satisfactory to the Administrative Agent:
(a)[Reserved]
(b)Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2026), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent and the Borrower. Delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.
(c)Updated Schedules and Certain Healthcare Matters. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b), the (i) following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate: Schedules 5.20(b), 5.20(c), 5.20(d)(i), 5.20(e), 5.20(f), 5.20(g) and 5.26(l) and (ii) notice of the following events (together with such supporting data and information as shall be necessary to fully explain to Administrative Agent the scope and nature of the fact, event or circumstance and any steps being taken with respect thereto) which occurred during such fiscal quarter or the last fiscal quarter of the fiscal year for which Compliance Certificate is delivered (x) the voluntary disclosure of a potential overpayment in excess of the Threshold Amount by an Loan Party, any Managed Company or any of their Subsidiaries, under any Federal Health Care Program pursuant to its Self-Referral Disclosure Protocol, or to the Office of the Inspector General of the United States Department of Health and Human Services pursuant to its Provider Self-Disclosure Protocol and (y) the receipt of a notice of any fines or penalties imposed by any Governmental Authority under any Health Care Law against Parent, any of its Subsidiaries or any Managed Company in excess of the Threshold Amount.
(d)[Reserved].
(e)[Reserved].
(f)Audit Reports; Management Letters; Recommendations. Promptly after receipt thereof by any Loan Party, copies of any detailed final audit reports, final management letters or final written recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.
(g)Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent or any of its Subsidiaries may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(h)Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any material statement or material report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02. For purposes of this clause (h) and without limitation, any statement or report relating to events, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect or a material adverse effect however defined under any such indenture, loan or credit or similar agreement shall be deemed material.
(i)SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other non-routine inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.
(j)Notices. Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all material notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(k)Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(l)Reserved.
(m)Anti-Money-Laundering; Beneficial Ownership Regulation. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.
(n)Beneficial Ownership. To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.
(o)Additional Information. Promptly after any reasonable and reasonably detailed request by the Administrative Agent (on behalf of itself or any Lender), such additional information regarding the business, financial, legal or corporate affairs of any Loan Party, any Subsidiary or any Managed Company, or compliance with the terms of the Loan Documents.
(p)Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet; (ii) on which such documents are publicly available on the SEC’s EDGAR website or (iii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents or maintaining its copies of such documents.

(q)Each Loan Party and each Lender hereby acknowledges that (i) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Lead Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties, their Subsidiaries or its securities for purposes of United States federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and any Affiliate thereof and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
(r)Notwithstanding anything to the contrary set forth in this Agreement, the Loan Parties shall not be required to provide or disclose any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Parent and/or any of its Subsidiaries, customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by Applicable Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product, or (iv) in respect of which the Parent or any Subsidiary owes confidentiality obligations (to the extent not created in contemplation of such party’s obligations hereunder) to any third party, provided that, with respect to this clause (iv), the Loan Parties shall make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation).
6.03Notices.
Promptly, but in any event within five (5) Business Days after a Responsible Officer of a Loan Party has knowledge thereof, notify the Administrative Agent, on behalf of each Lender, of:
(a)the occurrence of any Default or Event of Default;
(b)any matter that has resulted or could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that would reasonably be expected to result in material liability to a Loan Party;
(d)any material change in accounting policies or financial reporting practices by any Loan Party, any Subsidiary thereof or any Managed Company;
(e)the receipt by Parent or any of its Subsidiaries of any material notice under any Management Services Documents;

(f)the commencement of, or any material adverse development in, any litigation or proceeding affecting any Loan Party, any Subsidiary or, to the knowledge of any Loan Party, any Managed Company (i) in which the amount of damages claimed exceeds the Threshold Amount, (ii) in which injunctive or similar relief is sought, and which, if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document; and
(g)(i) the receipt by any Loan Party, Subsidiary or Managed Company of any notice of violation of, or potential liability under, any Environmental Law or similar notice, which would reasonably be expected to result in Environmental Liabilities exceeding the Threshold Amount, and (ii)(A) the occurrence of Releases in violation of Environmental Law, (B) the existence of any condition that would reasonably be expected to result in violations of or Environmental Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Environmental Liability under any Environmental Law, in each case, which would reasonably be expected to result in Environmental Liabilities exceeding the Threshold Amount;
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the applicable Loan Party, Subsidiary or Managed Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04Payment of Obligations.
Pay and discharge as the same shall become due and payable, (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party, Subsidiary or Managed Company or (ii) if such failure to pay or discharge such liabilities, assessments or charges could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property not otherwise permitted under Section 7.01.
6.05Preservation of Existence, Etc.
(a)Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;
(b)Maintain all rights, privileges, permits, licenses and franchises (including, without limitation, Insurance Licenses and Regulatory Approvals) necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(c)Preserve or renew all of its registered Intellectual Property, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties.
(a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted; and
(b)Make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.07Maintenance of Insurance.
(a)Maintain with financially sound and reputable insurance companies not Affiliates of the Parent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the applicable Loan Party shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) reasonably cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent and the Lenders to comply with the Flood Insurance Laws, (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including evidence of annual renewals of such insurance and (iv) furnish to the Administrative Agent prompt written notice of any re-designation of any such Mortgaged Property into or out of a special flood hazard area.
(b)Cause the Administrative Agent to be named as lenders’ loss payable, lenders loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral (as applicable and other than director and officer insurance, worker’s compensation insurance, any policy that provides coverage exclusively for any Property of the Loan Parties which is not Collateral and any policy that provides coverage exclusively for Subsidiaries that are not Loan Parties), and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, any time prior to the expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as reasonably requested by the Administrative Agent, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) the applicable endorsement(s) if the Administrative Agent for the benefit of the Secured Parties is not on the declarations page for such policy.
6.08Compliance with Laws.
Comply with the requirements of all Applicable Laws (other than Health Care Laws and the Applicable Insurance Code, which compliance therewith is specified in Section 6.20) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.09Books and Records.
(a)Maintain proper books of record and account, in which full, true and correct in all material respects entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party, such Subsidiary or such Managed Company, as the case may be (it being understood and agreed that certain Foreign Subsidiaries (if any) maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of this Section 6.09); and
(b)Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party, such Subsidiary or such Managed Company, as the case may be.
6.10Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender (accompanying the Administrative Agent and to be coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided so long as no Event of Default shall have occurred and be continuing, such visit and inspection shall occur no more than one (1) time per year and the Borrower shall not be obligated to pay the expenses of the Administrative Agent and the Lenders for more than one (1) such visit and inspection per year; provided, further, that when an Event of Default exists the Administrative Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and with reasonable advance notice. For the avoidance of doubt, nothing herein shall obligate any Loan Party to disclose any material non-public information to any Public Lender.
6.11Use of Proceeds.
Use the proceeds of the Credit Extensions for Permitted Acquisitions, working capital, payment of fees and expenses incurred in connection with the Revolving Facility and general corporate purposes not in contravention of any Law or of any Loan Document (including not in violation of Regulation T, U or X).
6.12[Reserved].
6.13Covenant to Guarantee Obligations.
The Loan Parties will cause each of their Subsidiaries (other than any Excluded Subsidiary) whether newly formed, after acquired or otherwise existing (including, without limitation, (x) upon the formation of any Subsidiary that is a Division Successor, and (y) any Person ceasing to be an Excluded Subsidiary) to promptly (and in any event within sixty (60) days after such Subsidiary is formed, acquired or otherwise existing (or such longer period of time as agreed to by the Administrative Agent in its sole discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Loan Parties shall give notice to the Administrative Agent no later than thirty (30) days (or such later date as agreed to by the Administrative Agent in its sole discretion) after creating a Subsidiary (other than any Excluded Subsidiary), or acquiring the Equity Interests of any other Person that is a Subsidiary (other than any Excluded Subsidiary). In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially similar documentation to the documents required pursuant to the applicable clauses of Sections 4.01 and 6.14 and such other documents or agreements as the Administrative Agent may reasonably request.
6.14Covenant to Give Security.
Except in each case with respect to Excluded Property:
(a)Equity Interests and Personal Property. Each Loan Party will cause the Pledged Equity and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by or provided in the Loan Documents and except as otherwise permitted by or provided in the Security Agreement) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent and pursuant to the terms and conditions of the Collateral Documents.
(b)Reserved.
(c)Account Control Agreements. Each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts that are maintained at all times with (A) Administrative Agent or (B) any other depositary institutions as to which the Loan Parties shall have used commercially reasonable efforts to deliver to the Administrative Agent a Qualifying Control Agreement, (ii) securities accounts that are maintained at all times with (A) Administrative Agent or (B) any other financial institutions as to which the Loan Parties shall have used commercially reasonable efforts to deliver to the Administrative Agent a Qualifying Control Agreement, and (iii)  Excluded Accounts.
(d)Real Property. (i) Promptly after the acquisition of any owned Material Real Property (or after any owned real property becomes Material Real Property) by any Loan Party that is not subject to a Mortgage (and, in any event, within ten (10) days after such acquisition or event, as such time period may be extended by the Administrative Agent in its sole discretion), notify the Administrative Agent and (ii) promptly thereafter (and in any event, within sixty (60) days of such acquisition or event (as such time period may be extended by the Administrative Agent, or such requirement is waived by the Administrative Agent, in each case in its sole discretion), deliver the following with respect such Material Real Property: (A) a Mortgage duly executed and delivered by the record owner of such Material Real Property (together with UCC fixture filings, if requested by the Administrative Agent), (B) a policy or policies of title insurance (or marked up title insurance commitments having the effect of policies of title insurance) in the amount equal to the fair market value of such Material Real Property and fixtures, as determined by the Administrative Agent in its reasonable discretion, or such other amount as is acceptable to the Administrative Agent and issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) insuring the Lien of each such Mortgage as a first priority Lien on the Material Real Property described therein, free of any other Liens except Liens permitted under Section 7.01, together with such customary endorsements as the Administrative Agent may reasonably request, together with evidence reasonably satisfactory to the Administrative Agent of payment of all expenses and premiums of the Title Company and all other sums required in connection with the issuance of each title policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording such Mortgage in the appropriate real estate records, (C) such affidavits, certificates, information (including financial data and environmental reports if requested by the Title Company) and instruments of indemnification as shall be reasonably required to induce the Title Company to issue the title policies and endorsements contemplated above and which are reasonably requested by such Title Company, (D) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Material Real Property (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be duly executed by the applicable Loan Party relating to such Material Real Property), (E) if any such Material Real Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable Law, including Regulation H of the FRB and the other Flood Insurance Laws and as required under Section 5.10, (F) a survey for each such Material Real Property, together with an affidavit of no change, if applicable, in favor of the Title Company, sufficient to allow the Title Company to issue the applicable policy of title insurance without a standard survey exception and (G) customary legal opinions and evidence of organizational approval in form and substance reasonably satisfactory to the Administrative Agent with respect to the mortgagor of such Mortgage and the enforceability and perfection of such Mortgage. Notwithstanding anything contained in this Section 6.14(d) to the contrary, the Administrative Agent shall not enter into any Mortgages on real property owned in fee simple after the Closing Date until the earlier of (i) the date that occurs forty-five (45) days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (A) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Material Real Property (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be duly executed by the applicable Loan Party relating to such Material Real Property), and (B) if any such Material Real Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable Law, including Regulation H of the FRB and the other Flood Insurance Laws and as required under Section 5.10 and (ii) the Administrative Agent’s receipt of written confirmation from each Lender that flood insurance due diligence and flood insurance compliance has been satisfactorily completed by such Lender (such written confirmation not to be unreasonably conditioned, withheld or delayed). Additionally, each Loan Party shall, upon the reasonable request of any Lender, interact directly with such Lender to assist such Lender in completing its flood insurance due diligence and flood insurance compliance and promptly provide, or cause to be provided, to such Lender all information reasonably and customarily required for the completion thereof. For the avoidance of doubt, no Loan Party will be required to seek any landlord waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.
6.15Compliance with Environmental Laws.
Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with all Environmental Laws; provided that neither the Parent nor any of its Subsidiaries or any Managed Companies shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
6.16Anti-Corruption Laws; Sanctions.
(a)Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions in all material respects.

(b)Notify the Administrative Agent promptly if it, any of its Subsidiaries, or to such Loan Party’s knowledge, their Affiliates, officers, directors or employees is or becomes (i) the target or subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.
6.17Further Assurances.
Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.
6.18Flood Insurance Matters.
The parties hereto acknowledge and agree that, if there is any Mortgaged Property, any increase, extension, or renewal of any of the Loans or Commitments (including any Incremental Commitment, but excluding (a) any continuation or conversion of borrowings, (b) the making of any Revolving Loans or Swingline Loans or (c) the issuance, renewal or extension of Letters of Credit) may, in the sole discretion of the Administrative Agent, be subject to (and conditioned upon): (i) the prior delivery of all flood zone determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Property reasonably sufficient to evidence compliance with Flood Insurance Laws and as otherwise reasonably required by the Administrative Agent and (ii) the earlier to occur of (A) the date that occurs thirty (30) days after the Administrative Agent has delivered the documentation set forth in clause (i) of this Section to the Lenders (which may be delivered electronically) or (B) the Administrative Agent’s receipt of written confirmation from each of the Lenders that flood insurance due diligence and flood insurance compliance has been completed by such Lender (such written confirmation not to be unreasonably withheld, conditioned or delayed).
6.19Reserved.
6.20Health Care Matters.
(a)Without limiting or qualifying any provision of this Agreement:
(i)timely file or cause to be timely filed (after giving effect to any extension duly obtained), materially accurate and complete notifications, reports, submissions, permit renewals and reports of every kind whatsoever required by Health Care Laws in order for Parent, its Subsidiaries (including any Health Plan Subsidiary) or any Managed Company to carry on its business, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)maintain in full force and effect, and free from restrictions or conditions, all Health Care Permits necessary under Health Care Laws to carry on the business of Parent, its Subsidiaries (including any Health Plan Subsidiary) and any Managed Company, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(iii)(x) maintain a corporate health care regulatory compliance program (“CCP”) for the purpose of compliance with all applicable Health Care Laws and the Applicable Insurance Code, provide regular CCP training to its directors and employees, and (y) modify the CCP from time to time as may be necessary to ensure continuing compliance with all applicable Health Care Laws and the Applicable Insurance Code, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(iv)at all times be in compliance with all applicable Health Care Laws and the Applicable Insurance Code relating to the operation of the business of Parent, its Subsidiaries (including any Health Plan Subsidiary) or any Managed Company, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(v)at all times be (x) HIPAA Compliant and (y) compliant with all other Privacy Obligations, except where non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(vi)be and remain in compliance with all material requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other material Third Party Payor Programs, except where non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(vii)require all Licensed Personnel to be in compliance with all applicable Health Care Laws in the performance of their duties to or for Parent, its Subsidiaries (including any Health Plan Subsidiary) or any Managed Company, and to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties, except where non-compliance could not reasonably be expected to have a Material Adverse Effect;
(viii)keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(ix)maintain CMS Agreements, without defaulting thereunder, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(x)cause all business arrangements of Parent, its Subsidiaries (including any Health Plan Subsidiary) and any Managed Company to be structured to comply with all Health Care Laws and the Applicable Insurance Code, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Promptly, and in any event within five (5) Business Days after any Loan Party obtaining knowledge of any of the following facts, events or circumstances, written notice to the Administrative Agent of such facts, events or circumstances, together with such supporting data and information as shall be necessary to fully explain to Administrative Agent the scope and nature of the fact, event or circumstance and any steps being taken with respect thereto:
(i)any material data breach impacting Protected Health Information (as such capitalized term is defined by HIPAA) created or received by any Loan Party or their Subsidiaries or any Managed Company which affects more than 500 individuals, for which notification to the Office of Civil Rights at the U.S. Department of Health and Human Services;

(ii)any breach of Unsecured Protected Health Information (as such capitalized terms are defined in HIPAA) by a Loan Party, any of their Subsidiaries or any Managed Company, which affects more than 500 individuals, for which notification to the Office of Civil Rights at the U.S. Department of Health and Human Services;
(iii)[reserved];
(iv)receipt by Parent, any of its Subsidiaries or any Managed Company of (x) any subpoena or civil investigative demand from a Governmental Authority related to alleged fraudulent activities by Parent, any of its Subsidiaries, or any Managed Company in relation to the provision, adjudication, administration, or management of healthcare services, or (y) written allegations from a Governmental Authority of non-compliance by Parent or any of its Subsidiaries, any Managed Company with applicable Health Care Laws other than as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(v)receipt by Parent, any of its Subsidiaries or any Managed Company of any notice that it will be (A) excluded from any Federal Health Care Program pursuant to 42 U.S.C. § 1320(a)7 or any related regulations, (B) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other Applicable Laws, (C) has had a civil monetary penalty assessed against it pursuant to the Civil Monetary Penalties Law under 42 U.S.C. §1320a-7a that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(vi)receipt of a notice of any fines or penalties imposed by any Governmental Authority under any Health Care Law against Parent, any of its Subsidiaries or any Managed Company that could reasonably be expected to have a Material Adverse Effect;
(vii)receipt by Parent or its Subsidiaries of any notice of an investigation, notice of deficiency, compliance order or adverse report by any Governmental Authority or Third-Party Payor program involving any Loan Party, any Subsidiary or any Managed Company which could, individually or in the aggregate, reasonably be expected to result in (ii) a loss, suspension, or revocation of any material Health Care Permit if not promptly cured or complied with; or (iii) a Material Adverse Effect;
(viii)receipt by the Parent or any Subsidiary of (A) any notice of suspension or forfeiture of any material Regulatory Approval of any Regulated Insurance Subsidiary Entity that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (B) any other official written notice of deficiency, compliance order or adverse report issued by any regulatory authority, including any Applicable Insurance Regulatory Authority, or private insurance company pursuant to a provider agreement that, if not promptly complied with or cured, would reasonably be expected to result in the suspension or forfeiture of any Regulatory Approval necessary for such Regulated Insurance Subsidiary to carry on its business as then conducted or in the termination of any insurance or reimbursement program then available to any Regulated Insurance Subsidiary, in each case, to the extent such suspension, termination or forfeiture could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and
(ix)the receipt by any Loan Party or any Subsidiary of any correspondence, written notice or written report to or from any Applicable Insurance Regulatory Authority that relates, to any material extent, to the financial viability of any Regulated Insurance Subsidiary, a copy thereof.

6.21Management Services Documents.
(a)Promptly provide Administrative Agent with an executed copy of any Management Services Document entered into after the Closing Date, including all amendments, waivers, supplements or terminations with respect thereto;
(b)Promptly notify Administrative Agent in writing at any time that any Person becomes a Managed Company subject to a Management Services Agreement and provide to Administrative Agent (i) such information about such Managed Company as Administrative Agent may reasonably request; (ii) a fully-executed set of Management Services Documents relating to such Managed Company; and (iii) a fully-executed Collateral Assignment of Management Services Documents with respect to such Management Service Documents; and
(c)Maintain in full force and effect the Management Services Documents to the extent necessary to carry on the business of Borrower and its Subsidiaries (including any Health Plan Subsidiary) and any Managed Company.
6.22Post-Closing Matters.
Promptly, and in any event within:
(a)Within thirty (30) days of the Closing Date (or such later date agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent copies of certificates of insurance, evidencing liability and property insurance meeting the requirements set forth herein, together with endorsements naming Administrative Agent as an additional insured or lenders loss payee, as the case may be.
(b)Within sixty (60) days of the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent evidence that the UCC-1 (No U220167424837) filed against Secure Health Medical Group, Inc. in favor of McKesson Corporation has been terminated.
(c)Within ninety (90) days of the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion), use commercially reasonable efforts to deliver to the Administrative Agent Qualifying Control Agreements to the extent required to be delivered pursuant to Section 6.14.
(d)Within five (5) Business Days of the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent evidence of the filing made with the California Department of Managed Health Care (“DMHC”) notifying the DMHC of the changes in the principal creditor of Borrower, as Alignment Health Plan’s parent company, involving the addition of the Lenders as principal creditors of Borrower.
Article VII

NEGATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to (and, with respect to Sections 7.01 through 7.07(a); Section 7.08; Section 7.09, Section 7.12(b), Section 7.12(d), Section 7.13, Section 7.14, Section 7.15 and Sections 7.16 through 7.18, shall use commercially reasonable efforts to cause any Managed Company to, to the extent permitted by Applicable Law) directly or indirectly:

7.01Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):
(a)Liens securing the Secured Obligations, including arising pursuant to any Loan Document;
(b)Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals, replacements, substitutions or extensions thereof, provided that (i) the property covered thereby is not changed (other than improvements and accessions to such property), and (ii) any such renewal, replacement, substitution or extension is permitted by Section 7.02(b);
(c)Liens for Taxes not yet due or delinquent, or Liens for Taxes which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)statutory or common law Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than sixty (60) days (or, if more than 60 days overdue, that are unfiled and no other action has been taken to enforce such Lien) or which are being contested in good faith and by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, (ii) public utility services provided to the Parent, any Subsidiary or any Managed Company or (iii) securing liability for reimbursement or indemnification obligations (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers, providing property, casualty or liability insurance to the Parent, any Subsidiary or any Managed Company;
(f)deposits and pledges to secure the performance of bids, trade contracts, government contracts and other similar contracts (other than Indebtedness for borrowed money), leases (other than Capitalized Leases), subleases, statutory obligations, surety, stay, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or pursuant to any Third-Party Payor Program;
(g)encumbrances shown as exceptions in the title insurance policies insuring any Mortgage, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent, any Subsidiary or any Managed Company, taken as a whole;
(h)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);
(i)Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed, at the time of incurrence thereof, the cost or fair market value, whichever is lower, of the property secured by such Lien;

(j)(i) Liens that are contractual or common law rights of set-off relating to (A) the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Indebtedness or (B) pooled deposit or sweep accounts of the Parent, any Subsidiary or any Managed Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business and (ii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the ordinary course of business;
(k)any Lien existing on any property or asset prior to the acquisition thereof by the Parent, any Managed Company or any Subsidiary or existing on any property or asset of any Person that becomes a Loan Party, Subsidiary or a Managed Company after the date hereof prior to the time such Person becomes a Loan Party, Subsidiary or a Managed Company; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, Subsidiary or a Managed Company, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Person and (iii) such Lien shall only secure Indebtedness permitted pursuant to Section 7.02(f);
(l)any interest or title of a lessor, licensor, sublicensor or sublessor under any lease, license, sublicense or sublease entered into by any Loan Party, any Subsidiary thereof or any Managed Company in the ordinary course of business and covering only the assets so leased, licensed, sublicensed or subleased;
(m)Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the course of collection;
(n)non-exclusive licenses and sublicenses granted by a Loan Party, any Subsidiary or any Managed Company and leases and subleases (by a Loan Party, any Subsidiary or any Managed Company as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of such Loan Party, Subsidiary or Managed Company in any material respect, and in each case, not securing any Indebtedness;
(o)Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease permitted by this Agreement
(p)Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto;
(q)pledges of cash or Cash Equivalents in the ordinary course of business securing insurance premiums under insurance policies, in each case, payable to insurance carriers that provide insurance to the Parent, its Subsidiaries or any Managed Company in an aggregate amount not to exceed the amount of insurance premiums secured by such pledges;
(r)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent, any Subsidiary or any Managed Company in the ordinary course of business and not prohibited by this Agreement;
(s)Liens securing any Swap Contract permitted pursuant to Section 7.02(g);
(t)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(u)Liens of landlords or mortgagees of landlords on fixtures, equipment and movable property located on premises leased by the Parent, any Subsidiary or any Managed Company in the ordinary course of business;

(v)Liens solely on any cash earnest money deposits made by any Loan Party, any Subsidiary or any Managed Company in connection with any letter of intent or purchase agreement permitted hereunder;
(w)Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted by this Agreement;
(x)Liens on assets of Managed Companies in favor of Borrower pursuant to the applicable Management Services Documents;
(y)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(z)Liens on Equity Interests in joint ventures securing obligations of such joint venture; and
(aa)Liens not otherwise permitted under this Section 7.01 on assets of the Loan Parties, any Subsidiary or any Managed Company, so long as the aggregate principal amount of the obligations secured thereby does not exceed the greater of (i) $25,000,000 and (ii) 25% of Consolidated EBITDA for the most recently ended Measurement Period (determined, in the case of each such Lien, as of the date such Lien is incurred).
7.02Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness in respect of the Secured Obligations, including arising under the Loan Documents;
(b)Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 and Permitted Refinancing Debt in respect thereof;
(c)Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;
(d)Indebtedness (i) owed by any Loan Party to another Loan Party, (ii) owed by a Loan Party to a Subsidiary that is not a Loan Party so long as such Indebtedness is unsecured and is subordinated to the Secured Obligations in a manner, and pursuant to documentation reasonably satisfactory to the Administrative Agent, (iii) owed by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, and (iv) owed by a Subsidiary that is not a Loan Party to a Loan Party, so long as, in the case of clause (iv), such Indebtedness shall (x) be evidenced by promissory notes (including a global intercompany note) (which may provide that any obligations under such note are subordinated to regulatory claims against and obligations of such Subsidiary that is not a Loan Party to the extent required by Applicable Law or Governmental Authority and shall otherwise be in form and substance reasonably satisfactory to Administrative Agent) and which shall be pledged to the Administrative Agent as Collateral for the Secured Obligations in accordance with the terms of this Agreement and the Security Agreement and (y) be otherwise permitted under this Agreement (the Indebtedness described in this clause (d), the “Intercompany Debt”);
(e)Guarantees by Parent or any Subsidiary thereof in respect of Indebtedness of any other member of the Combined Group that is permitted hereunder;

(f)Indebtedness of a Person existing at the time such Person became a Subsidiary or assumed in connection with an Acquisition or similar Investment permitted hereunder in an aggregate principal amount not to exceed $15,000,000 at any time outstanding; provided that such Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower and was not incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower and Permitted Refinancing Debt in respect thereof;
(g)obligations (contingent or otherwise) of Parent or any of its Subsidiaries existing or arising under (1) any Permitted Bond Hedge Transaction, (2) any Permitted Warrant Transaction, or (3) any other Swap Contract, provided that in the case of such other Swap Contracts under clause (3) only (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(h)Guarantees (i) by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party to the extent such guarantees constitute Investments and subject to the limitations of Section 7.03(c) or Section 7.03(w), (ii) by any Subsidiary that is not a Loan Party of Indebtedness of any other Subsidiary that is not a Loan Party, and (iii) by any Subsidiary of the Borrower of Indebtedness of the Borrower or any other Loan Party;
(i)Indebtedness owed to insurance carriers at any time incurred in connection with financing insurance premiums in the ordinary course of business;
(j)Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting, purchase price adjustment or similar arrangements or obligations incurred in connection with Permitted Acquisitions, other Investments permitted by Section 7.03 or Dispositions permitted under Section 7.05;
(k)Indebtedness consisting of any seller note or similar instrument in connection with any Permitted Acquisition or other Investment permitted under Section 7.03; provided that such seller notes or similar instruments executed in connection with any Permitted Acquisition or other Investment permitted under Section 7.03 are unsecured Subordinated Indebtedness;
(l)Indebtedness in respect of Swap Contracts entered into in the ordinary course of business, and not for speculative purposes;
(m)[reserved];
(n)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or from the endorsement of instruments for deposit, in each case, in the ordinary course of business;
(o)Indebtedness in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds in the ordinary course of business;
(p)Indebtedness of any Managed Company issued to Parent or any Subsidiary thereof in connection with capitation payments to such Managed Company and to otherwise fund payroll, employee benefits, cost subsidies and other expenses, in each case, in the ordinary course of business and in accordance with the Management Service Documents applicable to such Managed Company (“Intercompany MSO/PC Debt”);
(q)to the extent constituting Indebtedness, obligations under Cash Management Agreements entered into in the ordinary course of business;

(r)Indebtedness in respect of letters of credit, bank guarantees, bankers' acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;
(s)obligations in respect of performance, bid, customs, government, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent, any of its Subsidiaries or any Managed Companies in the ordinary course of business;
(t)(i) Indebtedness of Parent, any Subsidiary of Parent or any Managed Company under letters of credit or any other instrument to the extent obtained to support obligations under any Third Party Payor Program in the ordinary course of business, or (ii) Guarantees of performance obligations under any Third Party Payor Program or similar arrangements in the ordinary course of business;
(u)the Existing Convertible Notes outstanding on the Closing Date, Additional Permitted Convertible Indebtedness in an unlimited aggregate amount and any Permitted Convertible Note Refinancings thereof; provided that with respect to Additional Permitted Convertible Indebtedness and any Permitted Convertible Note Refinancings thereof (or of Existing Convertible Notes) (1) such Permitted Convertible Indebtedness (i) does not have a maturity date prior to ninety-one (91) days after the Revolving Credit Termination Date or require any payment of principal in respect thereof (other than any prepayment or payment on (and as permitted or required by) such Permitted Convertible Indebtedness as a result of (w) any redemption of such Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of the Parent’s common stock, (x) the satisfaction of a customary conversion contingency, (y) the exercise by a holder of such Permitted Convertible Indebtedness of a conversion right resulting from the satisfaction of a customary conversion contingency or (z) a required repurchase under such Permitted Convertible Indebtedness upon a customary “fundamental change” or any comparable term under and as defined in any indenture governing such Permitted Convertible Indebtedness), (ii) are not supported by guaranties that are more favorable than the guaranties supporting the Obligations, (iii) do not require representations, warranties, covenants or events of default that are more restrictive, taken as a whole, than those set forth herein (as determined by Parent in good faith), and (iv) are unsecured, (2) after giving effect to the incurrence of such Permitted Convertible Indebtedness, the Consolidated Total Leverage Ratio, determined on a Pro Forma Basis as of the end of the most recently ended Measurement Period shall not be greater than 5.00 to 1.00, (3) no Event of Default has occurred and is continuing immediately prior to, and immediately after the incurrence of such Permitted Convertible Indebtedness and (4) after giving effect to the incurrence of such Permitted Convertible Indebtedness, the Loan Parties are in Pro Forma Compliance with the financial covenants in Section 7.11 determined on a Pro Forma Basis as of the end of the most recently ended Measurement Period; and
(v)Indebtedness of any Loan Party, any Subsidiary thereof or any Managed Company not otherwise permitted pursuant to this Section in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $25,000,000 and (ii) 25% of Consolidated EBITDA for the most recently ended Measurement Period (determined, in the case of each such incurrence of Indebtedness, as of the date such Indebtedness is incurred).
7.03Investments.
Make or hold any Investments, except:
(a)Investments held by the Parent, its Subsidiaries and Managed Companies in the form of cash or Cash Equivalents and Investments in assets that were Cash Equivalents when such Investment was made;

(b)Loans or advances to officers, directors and employees of the Parent, its Subsidiaries or Managed Companies in an aggregate amount not to exceed $5,000,000 in the aggregate at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c)(i) Investments by the Parent and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by the Parent and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Parent that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (iv) so long as no Event of Default has occurred and is continuing immediately prior to, and immediately after, such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $25,000,000 outstanding at any time;
(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(e)(i) Guarantees permitted by Section 7.02 or (ii) guarantees by the Parent, any Subsidiary thereof or any Managed Company of leases (other than Capitalized Leases) or of other obligations of the Parent, any of its Subsidiaries or any Managed Company that do not constitute Indebtedness, in each case entered into the ordinary course of business;
(f)Investments existing on the Closing Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03 and any modification, replacement, renewal, reinvestment or extension of any of the foregoing, provided that the amount of any Investment permitted pursuant to this clause (f) is not increased from the amount of such Investment;
(g)Permitted Acquisitions (other than of Excluded Subsidiaries which Investments shall only be permitted by Section 7.03(c)(iv) and (w)); provided that the aggregate outstanding amount of all such Investments made in connection with such Permitted Acquisitions (together with all Investments made pursuant to Section 7.03(p)) shall not exceed $25,000,000 at any time;
(h)Investments (including debt obligations or Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(i)Investments consisting of the indorsement by the Parent, any Subsidiary or any Managed Company of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;
(j)Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other persons so long as such licensing or contribution would not materially adversely impair the operators or business of any Loan Party or any Subsidiary, taken as a whole;
(k)Investments (including debt obligations) received or acquired as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.05(f);
(l)Investments consisting of any transaction expressly permitted under the terms and conditions of Section 7.04;
(m)Investments consisting of non-cash loans made by a Loan Party, any Subsidiary thereof or any Managed Company to officers, directors, employees and consultants of such Loan

Party, such Subsidiary or such Managed Company which are used by such Persons to purchase simultaneously Equity Interests of the Parent, such Subsidiary or such Managed Company;
(n)Investments in Swap Contracts permitted under Section 7.02(g);
(o)Investments of any Person in existence at the time such Person becomes a Subsidiary of the Parent (or is merged or consolidated or amalgamated with a Subsidiary of the Parent) or a Managed Company; provided that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Subsidiary of the Parent or becomes a Managed Company, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Subsidiary of the Parent or becoming a Managed Company;
(p)so long as no Event of Default has occurred and is continuing immediately prior to, and immediately after such Investment, Investments by any Loan Party, any Subsidiary or any Managed Company in Joint Ventures and minority non-consolidated equity investments; provided that the aggregate outstanding amount of all such Investments (together with all Investments made pursuant to Section 7.03(g)) shall not exceed $25,000,000 at any time;
(q)Investments by (i) any Loan Party in any Health Plan Subsidiary in up to 110% of such amounts required by any state or federal Law or regulation (including, without limitation, any Applicable Insurance Code) to maintain required cash reserves, working capital or positive net-worth balances or to otherwise comply with all Applicable Laws and regulations (including capital contributions made in the form of cancellation of intercompany payables and receivables), (ii) any Loan Party or any Subsidiary thereof in any Managed Company in connection with capitation payments to such Managed Company and to otherwise fund payroll, employee benefits, cost subsidies and other expenses, in each case, in the ordinary course of business and in accordance with the Management Services Documents applicable to such Managed Company and (iii) any Loan Party in any Health Plan Subsidiary to fund expenses in the ordinary course of business and in accordance with the Health Plan Subsidiary Management Agreement applicable to such Health Plan Subsidiary;
(r)additional Investments made by any Loan Party or any Subsidiary thereof so long as (i) no Event of Default shall have occurred and be continuing immediately prior to, and immediately after, the making of such Investment, (ii) on a Pro Forma Basis, immediately after giving effect to the making of such Investment, the Consolidated Secured Leverage Ratio of the Combined Group shall be no greater than 1.75:1.00 as of the end of the most recently ended Measurement Period, (iii) after giving effect to the making of such Investments, the Combined Group is in compliance with the financial covenants in Section 7.11 on a Pro Forma Basis as of the end of the most recently ended Measurement Period and (iv) after giving pro forma effect to such Investment, Liquidity shall be equal to or greater than $50,000,000;
(s)Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the ordinary course of business;
(t)Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Parent;
(u)(i) Investments in deposit accounts and securities accounts maintained by the Parent, any of its Subsidiaries or any Managed Company or (ii) Investments consisting of security deposits with utilities and other like Persons in the ordinary course of business;
(v)to the extent constituting an Investment, (i) Liens permitted by Section 7.01, (ii) Indebtedness permitted by Section 7.02, (iii) transactions permitted by Section 7.04, (iv) Dispositions permitted by Section 7.05, (v) Restricted Payments permitted by Section 7.06, (vi) transactions with Affiliates permitted by Section 7.08 and (v) payments permitted by Section

7.14; provided that no Investments may be made solely pursuant to or in reliance upon this Section 7.03(v);
(w)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
(x)Investments by Loan Parties in any Subsidiary that is not a Loan Party so long as such Investment is a part of a series of simultaneous Investments by the Parent or any of its Subsidiaries in other Subsidiaries that are not Loan Parties that result in all proceeds of such intercompany Investment being invested substantially concurrently in one or more Loan Parties; and
(y)Investments by any Loan Party, any Subsidiary thereof or any Managed Company not otherwise permitted pursuant to this Section 7.03 in an aggregate amount at any time outstanding not to exceed the greater of (i) $25,000,000 and (ii) 25% of Consolidated EBITDA for the most recently ended Measurement Period (determined, in the case of each such incurrence of Investments, as of the date such Investment is incurred).
7.04Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that:
(a)any Subsidiary may merge, dissolve, consolidate with or into (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, (ii) the Parent; provided that the Parent shall be the continuing or surviving Person, or (iii) any one or more other Subsidiaries of the Parent (other than the Borrower), provided that when any Loan Party is merging, dissolving, or consolidating with or into another Subsidiary (other than the Borrower or the Parent), such Loan Party shall be the continuing or surviving Person or the continuing or surviving Person shall become a Loan Party in connection therewith;
(b)any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;
(c)any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;
(d)(i) any Managed Company may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Managed Company and (ii) any Managed Company may merge into, dissolve or consolidate with any other Managed Company; and
(e)to the extent constituting an action restricted by this Section 7.04, (i) Investments permitted by Section 7.03 and (ii) Dispositions permitted by Section 7.05; provided that no action may be made solely pursuant to or in reliance upon this Section 7.04(f); and
(f)in connection with any Permitted Acquisition, Parent or any Subsidiary of the Parent may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with Parent or such Subsidiary; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Parent, (ii) in the case of any such transaction to which the Borrower is a party, the Borrower is the surviving Person, (iii) in the case of any such transaction to which Parent is a party, the Parent is the surviving Person and (iv) in the case of any such merger to which any Loan Party (other than the Borrower or Parent) is a party, such Loan Party is the surviving Person.
7.05Dispositions.
Make any Disposition or enter into any agreement to make any Disposition, except:
(a)Permitted Transfers;
(b)(i) Dispositions of surplus, obsolete or worn out property, (ii) Dispositions of property that is no longer used or useful in the business of Parent, its Subsidiaries or any Managed Company, whether now owned or hereafter acquired, in the ordinary course of business and (iii) the abandonment, cancellation, lapse or other Disposition of immaterial Intellectual Property, which, in the reasonable judgment of the Borrower, is no longer economically practicable to maintain or useful in the conduct of the business of the Parent, such Subsidiary or such Managed Company;
(c)Dispositions of equipment or property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)Dispositions permitted by Section 7.03 and Section 7.04;
(e)(i) non-exclusive licenses and sub-licenses of trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights (including the provision of software under an open source license) in the ordinary course of business and (ii) exclusive in-licenses of Intellectual Property consistent with general market practices where such exclusive in-license must be a true license that does not result in a legal transfer of title of the licensed Intellectual Property or otherwise constitute a sales transaction in substance, and any infringement on, or loss of title or right to, such Intellectual Property would not materially adversely impair the operations or business of any Loan Party or any Subsidiary;
(f)Dispositions of non-core assets (including real estate assets) acquired in connection with any Permitted Acquisition or other Investments permitted hereunder; provided that such Dispositions shall be consummated within one year of the consummation of such Permitted Acquisition; provided further that (i) the consideration received for such assets shall be in an aggregate amount at least equal to the fair market value thereof (as determined in good faith by the Borrower) and (ii) no less than 75% thereof shall be paid in cash;
(g)transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;
(h)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements;
(i)to the extent constituting a Disposition, (i) Liens permitted by Section 7.01 and (ii) Restricted Payments permitted by Section 7.06; provided that no Dispositions may be made solely pursuant to or in reliance upon this Section 7.05(i);
(j)subject to any applicable Stock Transfer Restriction Agreements, Dispositions of the Equity Interests of any Managed Company in the ordinary course of business; and

(k)other Dispositions so long as (i) at the time of such Disposition, no Event of Default shall exist or shall result therefrom, (ii) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents and such consideration shall be in an amount not less than the fair market value of the property disposed of, and (iii) such transaction does not involve the sale or other disposition of any Equity Interests in any Subsidiary that is a Loan Party and (iv) all of the assets sold or otherwise disposed of in all such transactions in any fiscal year of the Borrower shall not exceed $25,000,000 in the aggregate.
(l)To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person that is not a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents.
7.06Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)each Subsidiary may make Restricted Payments to any Person that owns Qualified Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Qualified Equity Interests in respect of which such Restricted Payment is being made;
(b)the Parent, each Subsidiary and any Managed Company may declare and make dividend payments or other distributions payable solely in the form of Qualified Equity Interests of such Person;
(c)the Parent or any Subsidiary may make Restricted Payments to, directly or indirectly, purchase, redeem or otherwise acquire its Equity Interests in an aggregate amount not to exceed $10,000,000 in any fiscal year so long as both before and after giving effect to such purchase, redemption or other acquisition of Equity Interests on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(d)to the extent constituting a Restricted Payment, (i) the Parent may issue Equity Interests in connection with the cashless exercise of warrants and option grants or (ii) subject to any applicable Stock Transfer Restriction Agreements, any Managed Company may Dispose of the Equity Interests of any Managed Company in the ordinary course of business;
(e)the Parent, each Subsidiary or any Managed Company may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new common Equity Interests;
(f)so long as no Event of Default has occurred and is continuing immediately prior to, and immediately after such Restricted Payment, any Loan Party, any Subsidiary thereof or any Managed Company may make other Restricted Payments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed during the term of this Agreement the greater of (i) $25,000,000 and (ii) 25% of Consolidated EBITDA for the most recently ended Measurement Period (determined in the case of each such Restricted Payment, as of the date such Restricted Payment is made);
(g)the Parent or any Subsidiary may purchase, repurchase, redeem, retire or otherwise acquire Equity Interests issued by it in connection with (i) the exercise of stock options, stock appreciation rights, restricted stock units or other equity-based awards if the Equity Interests represent a portion of the exercise price thereof, (ii) the withholding of a portion of Equity Interests granted or issued to current or former officers, directors, employees, consultants, independent contractors and other participants under any equity compensation program or other management or employee benefit plan of the Parent, any of its Subsidiaries, in each case to cover tax and social security obligations of such grant, issuance, exercise or vesting, (iii) the payment of any purchase price or exercise price in respect of any equity award by delivery of previously owned Equity Interests, (iv) any required repurchases of Equity Interests held by current or former officers, directors, employees, consultants or independent contractors (or their estates, spouses or former spouses) pursuant to any stock option plan, stock ownership plan, shareholders agreement or similar agreement, (v) the settlement, cashless exercise or net settlement of any equity award and (vi) the forfeiture of unvested equity awards or the cancellation of equity awards upon termination of employment or service;
(h)the Parent may make (and the Borrower may make to enable the Parent to do the same) any payments and/or deliveries required or contemplated by the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon redemption or required repurchase thereof and/or making payments and deliveries due upon conversion thereof) to the extent such payments are permitted by Section 7.14;
(i)the Parent may pay (and the Borrower may pay to enable the Parent to do the same) the premium in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(j)the Parent may make (and the Borrower may make to enable the Parent to do the same) any payments and/or deliveries contemplated or required by the terms of, and otherwise perform its obligations under, any Permitted Warrant Transaction (including, without limitation, making payments and/or deliveries due upon exercise and settlement or termination thereof, or by set-off against the concurrent settlement, unwind or other termination of all or any portion of any related Permitted Bond Hedge Transaction) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(k)the Parent may (i) to the extent constituting a Restricted Payment, effect the conversion of any Permitted Convertible Indebtedness into Equity Interests of the Parent, (ii) settle conversions of Permitted Convertible Indebtedness in accordance with the Convertible Indebtedness Documents evidencing such Permitted Convertible Indebtedness and (iii) repurchase fractional shares of any Equity Interests arising out of the conversion of the Permitted Convertible Indebtedness into any such Equity Interests;
(l)with respect to any taxable period for which Parent and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state, local or non-U.S. income tax purposes of which Parent is the common parent, Restricted Payments (including, for the avoidance of doubt, through one or more Subsidiaries) to Parent in an amount not to exceed the amount of any U.S. federal, state, local and/or non-U.S. income Taxes (including franchise Taxes and other similar Taxes imposed in lieu of income Taxes) that Parent owes to the appropriate taxing authorities for such taxable period and that such payor(s) of the Restricted Payment(s) would have paid for such taxable period had such payor(s) and/or its Subsidiaries been a stand-alone corporate taxpayer or a stand-alone corporate group (to the extent such income Taxes are not directly paid by such payor(s) or its Subsidiaries);
(m)the Loan Parties or any of their Subsidiaries may make additional Restricted Payments so long as (i) no Event of Default shall have occurred and be continuing immediately prior to, and immediately after, the making of such Restricted Payment, (ii) on a Pro Forma Basis, immediately after giving effect to the making of such Restricted Payment, the Consolidated Secured Leverage Ratio shall be no greater than 1.75:1.00 as of the end of the most recently ended Measurement Period, (iii) after giving effect to the making of such Restricted Payments, the Combined Group is in compliance with the financial covenants in Section 7.11 on a Pro Forma Basis as of the end of the most recently ended Measurement Period and (iv) after giving pro forma effect to such Restricted Payment, Liquidity shall be equal to or greater than $50,000,000;

(n)Parent or any of its Subsidiaries may make Restricted Payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of any such Person;
(o)Restricted Payments may be made to Parent in respect of (i) general corporate operating and overhead, legal, accounting and other professional fees and expenses of Parent in the ordinary course of business and (ii) franchise and similar taxes and other fees and expenses in connection with the maintenance of Parent’s existence and Parent’s direct or indirect ownership of its Subsidiaries in an aggregate amount not to exceed $300,000 per fiscal year;
(p)To the extent constituting a Restricted Payment, Parent, any Subsidiary thereof or any Managed Company may enter into and consummate transactions permitted by (i) transactions permitted by Section 7.04, (ii) Dispositions permitted by Section 7.05, (iii) transactions permitted by Section 7.08 and (iv) Restricted Payments constituting payments in respect of permitted earn-outs; provided, that no Restricted Payment may be made solely pursuant to or in reliance upon this Section 7.06(p); and
(q)Managed Companies may pay management fees under the Management Services Agreements.
7.07Change in Nature of Business.
(a)Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties, their Subsidiaries or the Managed Companies, as applicable, on the Closing Date or any business substantially related, complementary or incidental thereto or a reasonable extension, development or expansion thereof.
(b)With respect to Intermediate Holdings and Holdings,
(i)own or acquire any assets, other than (1) the Equity Interests of the Borrower (with respect to Holdings), Holdings (with respect to Intermediate Holdings), and such activities, investments and assets to the extent incidental thereto, (2) cash and Cash Equivalents, (3) agreements relating to the issuance, sale, purchase, repurchase or registration of securities of such Person, (4) minute books and other corporate books and records of such Person and (5) other miscellaneous non-material assets;
(ii)have any liabilities, other than (1) liabilities under the Loan Documents, (2) tax liabilities in the ordinary course of business, (3) corporate, administrative and operating expenses in the ordinary course of business, (4) Indebtedness permitted under Section 7.02, (5) obligations with respect to its Equity Interests, (6) non-consensual obligations imposed by operation of law, and (7) liabilities under any contracts or agreements described in (b)(i)(3) above; or
(iii)engage in any trade or business, other than (1) issuing shares of its own Equity Interests, (2) owning the Equity Interests of the Borrower (with respect to Holdings) or Holdings (with respect to Intermediate Holdings), and activities incidental thereto, (3) owning the assets and incurring the liabilities described in this Section 7.07(b) and activities incidental and related thereto (4) acting as a Guarantor, granting to Administrative Agent a Lien on such Person’s Collateral and the performance of its obligations with respect to the Loan Documents, (5) making contributions to the capital of its Subsidiaries, (6) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent and its Subsidiaries, (7) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, and (8) making and/or receiving payments, dividends, distributions, issuances or other activities permitted pursuant to Sections 7.06, 7.07, 7.08 or 7.14.

7.08Transactions with Affiliates.
Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person, unless such transaction is (i) otherwise permitted under this Agreement and (ii) upon fair and reasonable terms no less favorable to the Parent, any Subsidiary thereof or any Managed Company, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except that the following shall be permitted:
(a)transactions between or among (i) Loan Parties and no other Persons, (ii) Subsidiaries that are not Loan Parties and (iii) Managed Companies;
(b)Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.03;
(c)the payment of reasonable compensation (including base salary, incentive compensation, bonuses, retention payments, transaction bonuses, change-in-control payments and deferred compensation), benefits and reimbursement of reasonable expenses to or on behalf of current or former officers, directors, employees, members of management, managers, consultants or independent contractors of the Parent, any of its Subsidiaries or any Managed Company, in each case in the ordinary course of business or pursuant to any employment, consulting or similar agreement or any compensation, benefit, incentive or similar plan;
(d)the entering into, maintenance of and performance of obligations under (i) any employment, consulting, non-competition, confidentiality, severance, retention, separation, termination, change-in-control or similar agreement or any compensatory (including profit sharing) arrangement entered into by the Parent or any of its Subsidiaries or any Managed Company with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors, in each case as approved by the board of directors of the Parent (or a committee thereof) or as otherwise entered into in the ordinary course of business, (ii) any subscription agreement, buy-sell agreement, put/call agreement, right of first refusal or similar agreement pertaining to the purchase, repurchase, redemption or other acquisition of Equity Interests of the Parent or any Subsidiary pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors (or their respective estates, spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan, profit sharing plan, bonus plan, deferred compensation plan, supplemental retirement plan, health or welfare plan, disability plan, severance plan, retention plan, incentive plan or similar arrangement, or any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement, in each case of this clause (iii) whether maintained by the Parent, any of its Subsidiaries or any Managed Company;
(e)the payment of customary and reasonable fees, compensation (including directors' fees, committee fees and retainers), benefits, perquisites and reasonable out-of-pocket costs to, and indemnities (including advancement of expenses and director and officer insurance) provided on behalf of, directors, officers, employees, members of management, managers, consultants and independent contractors of the Parent, any of its Subsidiaries or any Managed Company, whether current, former or retired, in the ordinary course of business;
(f)any issuance of Equity Interests, securities or rights (including stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock, performance shares, deferred stock units, profit interests, carried interests and other equity-based or equity-linked awards) pursuant to stock options, stock ownership plans (including restricted stock plans), stock grants, directed share programs, employee stock purchase plans, 401(k) plans, deferred compensation plans and other equity-based incentive plans or similar arrangements to any current or former officer, director, employee, member of management, manager, independent contractor or consultant of the Parent or any of its Subsidiaries approved by the board of directors of the Parent (or a committee thereof);
(g)customary transactions between the Loan Parties and the Managed Companies, in each case in the ordinary course of business consistent with past practice, to enable the Managed Companies to comply with all applicable Health Care Laws, including, without limitation, rules and regulations regarding the practice of medicine in various states, and for the payment of labor and services; provided that such transactions are upon fair and reasonable terms that are no less favorable to the Loan Parties than would be obtained in an arm’s length transaction with a non- Affiliated Person;
(h)transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth in Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect; and
(i)(i) administrative and management services provided by any Loan Party or any Subsidiary thereof to Subsidiaries (including Health Plan Subsidiaries) and Managed Companies in the ordinary course of business consistent with those provided on the Closing Date to Subsidiaries and Managed Companies and (ii) ordinary course provider agreements between or among any Health Plan Subsidiary and any Managed Company.
7.09Burdensome Agreements.
Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person (a) to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues to secure the Secured Obligations or act as a Loan Party or (b)(i) to make Restricted Payments in respect of any Equity Interest of such Person held by, or pay any Indebtedness owed to, any Loan Party or (ii) make loans or advances to, or other Investments in any Loan Party, except for any such restrictions that:
(a)exist under this Agreement and the other Loan Documents;
(b)are restrictions on Liens in favor of any holder of Indebtedness incurred pursuant to Section 7.02(c); provided that any such restriction contained therein relates only to the asset or assets constructed, repaired, replaced, leased or acquired in connection therewith or Section 7.02(f); provided that any such restriction contained therein relates only to the assets acquired in connection therewith ;
(c)are imposed by Applicable Law;
(d)are customary restrictions contained in the organizational documents of any Subsidiary that is not a Guarantor as of the Closing Date so long as such restrictions are not entered into in contemplation of this Agreement;
(e)are customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien);
(f)are obligations that are binding on a Subsidiary or a Managed Company at the time such Subsidiary first becomes a Subsidiary of the Borrower or a Managed Company enters into a Management Services Agreement with Parent or any Subsidiary thereof, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary or entering into such Management Services Agreement

(g)are customary restrictions contained in an agreement related to a Disposition (to the extent such Disposition is permitted pursuant to Section 7.05); provided that that such restrictions and conditions apply only to the property that is the subject of such Disposition;
(h)are customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto;
(i)are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;
(j)are customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby;
(k)are restrictions and conditions contained in any Convertible Indebtedness Documents permitted under Section 7.02 to the extent that such restrictions and limitations are not more restrictive, taken as a whole, than the restrictions limitations contained herein; and
(l)exist on the Closing Date and are listed on Schedule 7.09 hereto and to the extent such restrictions are set forth in an agreement evidencing Indebtedness, any refinancing in respect thereof, so long as such restrictions are not (taken as a whole) materially more restrictive than those in the original Indebtedness.
7.10[Reserved].
7.11Financial Covenants.
(a)Minimum Consolidated EBITDA. Permit Consolidated EBITDA of the Combined Group, for the period of four (4) consecutive fiscal quarters of the Borrower ended as of the last day of any fiscal quarter specified below to be less than the corresponding amounts set forth below:

Fiscal Quarter	Consolidated EBITDA
June 30, 2026	$60,000,000
September 30, 2026	$60,000,000
December 31, 2026	$60,000,000
March 31, 2027	$60,000,000
June 30, 2027	$70,000,000
September 30, 2027	$70,000,000
December 31, 2027	$70,000,000
March 31, 2028	$70,000,000
June 30, 2028 and each fiscal quarter thereafter	$80,000,000
7.12
(a)Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio of the Combined Group, for the period of four (4) consecutive fiscal quarters of the Borrower ended as of the last day of any fiscal quarter (commencing with the fiscal quarter ending June 30, 2026), to be greater than 2.50 to 1.00.

7.13Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.
(a)amend any of its Organization Documents in a manner materially adverse to the Administrative Agent and the Lenders;
(b)change its fiscal year, other than changing the fiscal year of a Subsidiary or Managed Company acquired to conform its fiscal year to that of Parent;
(c)change its name, state of formation, form of organization or chief executive office without providing a written notice informing the Administrative Agent thereof, within ten (10) days following such event (or such extended period of time as agreed to by the Administrative Agent); or
(d)make any material change in accounting treatment or reporting practices, except as required or permitted by GAAP.
7.14Sale and Leaseback Transactions.
Enter into any Sale and Leaseback Transaction.
7.15Prepayments, Etc. of Indebtedness.
Prepay, repay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff) with respect to any Junior Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness (collectively, “Junior Debt Payments”), except:
(a)any Permitted Refinancing Debt in respect thereof as permitted under Section 7.02 and in compliance with any subordination provisions thereof or the Subordination Agreement applicable thereto;
(b)the Parent may pay, as and when due and payable, interest payments required with respect to any Permitted Convertible Indebtedness;
(c)the Parent may repurchase, redeem or repay any Permitted Convertible Indebtedness (i) at the maturity thereof or otherwise that the Parent is permitted or required to repurchase, redeem or repay in accordance with the applicable the Convertible Indebtedness Documents evidencing such Permitted Convertible Indebtedness (including, for the avoidance of doubt, any prepayment or payment on (and as permitted or required by) such Permitted Convertible Indebtedness as a result of (x) the satisfaction of a customary conversion contingency, (y) a required repurchase under such Permitted Convertible Indebtedness upon a customary “fundamental change” or any comparable term under and as defined in any indenture governing such Permitted Convertible Indebtedness or (z) any redemption of such Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of the Parent’s common stock) and (ii) in connection with a Permitted Convertible Note Refinancing;
(d)as required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and any Permitted Refinancing Debt in respect thereof;
(e)the Loan Parties or any Subsidiary thereof may make regularly scheduled payments in respect of any Subordinated Indebtedness (including, without limitation, earnout, seller note or similar instrument in connection with any Permitted Acquisition) so long as both before and after giving effect to such payments on a Pro Forma Basis, (i) the Combined Group shall be in compliance with the financial covenants set forth in Section 7.11 and (ii) no Event of Default shall have occurred and be continuing or would result therefrom (in each case, except to the extent prohibited by the subordination terms thereof or the subordination agreement applicable thereto);
(f)payments by Managed Companies under the Intercompany MSO/PC Debt;
(g)so long as no Event of Default has occurred and is continuing immediately prior to, and immediately after such Junior Payment, Junior Debt Payments by any Loan Party, any Subsidiary thereof, or any Managed Company not otherwise permitted pursuant to this Section 7.14 in an aggregate amount not to exceed during the term of this Agreement the greater of (i) $25,000,000 and (ii) 25% of Consolidated EBITDA for the most recently ended Measurement Period (determined, in the case of each such Junior Debt Payment, as of the date such Junior Debt Payment is made);
(h)the Loan Parties or any Subsidiary thereof may make additional Junior Debt Payments so long as (i) no Event of Default shall have occurred and be continuing immediately prior to, and immediately after, the making of such Junior Debt Payment, (ii) on a Pro Forma Basis, immediately after giving effect to the making of such Junior Debt Payment, the Consolidated Secured Leverage Ratio shall be no greater than 1.75:1.00 as of the end of the most recently ended Measurement Period, (iii) after giving effect to the making of such Junior Debt Payments, the Combined Group is in compliance with the financial covenants in Section 7.11 on a Pro Forma Basis as of the end of the most recently ended Measurement Period and (iv) after giving pro forma effect to such Junior Debt Payment, Liquidity shall be equal to or greater than $50,000,000;
(i)the Parent may pay (and any other Loan Party or any Subsidiary thereof may pay to enable the Parent to do the same) the premium in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
(j)the Parent may make (and any other Loan Party or any Subsidiary thereof may make to enable the Parent to do the same) any payments and/or deliveries contemplated or required by the terms of, and otherwise perform its obligations under, any Permitted Warrant Transaction (including, without limitation, making payments and/or deliveries due upon exercise and settlement or termination thereof, or by set-off against the concurrent settlement, unwind or other termination of all or any portion of any related Permitted Bond Hedge Transaction) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.
7.16Amendment, Etc. of Junior Indebtedness Documents.
(a)Amend, modify, waive or otherwise change in any manner any term or condition of any (a) Junior Indebtedness (other than Permitted Convertible Indebtedness) to the extent any such amendment, modification, waiver or change would be materially adverse to the Administrative Agent and the Lenders, or any Subordinated Indebtedness in violation of the subordination provisions of the agreement or instrument governing such Subordinated Indebtedness or (b) any Convertible Indebtedness Documents evidencing such Permitted Convertible Indebtedness if the effect of such change or amendment is to: (i) shorten the maturity date to a date prior to 91 days after the Revolving Credit Termination Date or require any payment of principal in respect thereof in any manner materially different from the repayment requirements set forth in the Convertible Indebtedness Documents evidencing such Permitted Convertible Indebtedness, (ii) add or change guaranties that are more favorable than the guaranties supporting the Obligations, (iii) add or modify representations, warranties, covenants or events of default that are more restrictive, taken as a whole, than those set forth herein (as determined by Parent in good faith) or (iv) require a security interest.

7.17Sanctions.
Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, that, at the time of such funding, is (i) the target or subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as a Lender, an Arranger, Administrative Agent, an L/C Issuer, Swingline Lender, or otherwise) of Sanctions.
7.18Anti-Corruption Laws.
Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other anti-corruption legislation in other jurisdictions.
7.19Outbound Investment Rules.
Be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Person were a United States Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
7.20Minimum Statutory Capital. For each Regulated Insurance Subsidiary, permit its capital to be less than its Minimum Statutory Capital level as of the last day of any fiscal quarter.
Article VIII

EVENTS OF DEFAULT AND REMEDIES
8.01Events of Default.
Any of the following shall constitute an event of default (each, an “Event of Default”):
(a)Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Disbursement, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Disbursement, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05 (as to existence of the Borrower, Parent, Holdings or Intermediate Holdings only), 6.10(a), 6.11, 6.13, 6.22, or Article VII; or
(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above or Section 8.01(d) below) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earliest to occur of (i) the date upon which a Responsible Officer of any Loan Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall (x) with respect to representations and warranties that contain a materiality qualification, be incorrect or misleading in any respect when made or deemed made and (y) with respect to representations and warranties that do not contain a materiality qualification, be incorrect or misleading in any material respect when made or deemed made; or
(e)Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any principal or interest payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts) of more than the Threshold Amount after the expiration of any applicable cure periods, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that clause (B) above shall not apply to any Permitted Convertible Indebtedness to the extent such default, event or condition consists of or occurs as a result of (w) any redemption of such Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of the Parent’s common stock, (x) the satisfaction of a customary conversion contingency, (y) the exercise by a holder of Permitted Convertible Indebtedness of a conversion right resulting from the satisfaction of a customary conversion contingency or (z) a required repurchase under such Permitted Convertible Indebtedness upon a customary “fundamental change”; or
(f)Insolvency Proceedings, Etc. Any Loan Party, any Subsidiary (other than Immaterial Subsidiaries) or any Material Managed Company thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed or not fully bonded for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. (i) Any Loan Party, any Subsidiary (other than Immaterial Subsidiaries) or any Material Managed Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) consecutive days after its issue or levy; or
(h)Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by solvent and independent third-party insurance, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that are for injunctive relief and could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect (or except to the extent that the terms of such judgment specifically provide for a longer payment term and such Loan Party or such Subsidiary, as applicable, timely discharges or satisfies such obligations during such specified longer term); or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, an installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an amount that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or
(j)Invalidity of Loan Documents. Any material provision of any material Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents), ceases to be in full force and effect; or any Loan Party or any Subsidiary contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party or any Subsidiary denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on a material portion of the Collateral purported to be covered thereby (in each case, for any reason other than (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates or other instruments delivered to it under the Collateral Documents, or any Loan Party or Subsidiary shall assert in writing the invalidity of such Liens; or
(l)Change of Control. There occurs any Change of Control; or
(m)Subordination Terms. (i) Any of the Secured Obligations for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, the documentation governing any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Secured Obligations, (ii) the subordination provisions set forth in the documentation for any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Secured Obligations shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Subordinated Indebtedness, if applicable, or (iii) any Loan Party shall contest the subordination of any Junior Indebtedness or any guarantees thereof; or
(n)Injunctions. Any injunction or action, including by any Governmental Authority, whether temporary or permanent, shall be rendered against Parent or any Subsidiary that prevents

Parent and its Subsidiaries from operating their insurance business in California for more than 45 consecutive calendar days; or
(o)Insurance Regulatory Matters. Any Insurance License held by a Regulated Insurance Subsidiary, the loss of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) shall be revoked by a final non-appealable order by the state which shall have issued such Insurance License, or any action (whether administrative or judicial) to revoke such Insurance License shall have been commenced against such Regulated Insurance Subsidiary which shall not have been dismissed or contested in good faith within 45 days of the commencement thereof, (ii) shall be suspended by such state for a period in excess of 45 days or (iii) shall not be reissued or renewed by such state upon the expiration thereof following application for such reissuance or renewal by such Regulated Insurance Subsidiary; or
(p)Management Services Documents. Any of the Management Services Documents shall fail for any reason to be in full force and effect, or any Loan Party is in default in any material respect with any terms or conditions of such Management Services Documents beyond the applicable grace period, but only to the extent any such failure or default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or
(q)Healthcare Matters. The occurrence of any of the following, in each case to the extent that such event could reasonably be expected to have a Material Adverse Effect:
(i)the loss or revocation of any material Health Care Permits held by any Loan Party or a Health Plan Subsidiary necessary for the conduct of business; or
(ii)any Governmental Authority or Government Reimbursement Program determines that any Loan Party or any Subsidiary has violated any Health Care Laws, which violation results in, or could reasonably be expected to result in, sanctions, penalties, recoupments, exclusion, suspension, or other enforcement action; or
(iii)with respect to any Health Plan Subsidiary, (A) CMS’ termination of a CMS Agreement, or (B) imposition by CMS of an intermediate sanction that restricts enrollment in a Health Plan Subsidiary’s Medicare Advantage or Part D plan.
Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Appropriate Lenders (in their sole discretion)) as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Appropriate Lenders or by the Administrative Agent with the approval of the requisite Appropriate Lenders, as required hereunder in Section 11.01.
8.02Remedies upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the Commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan

Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or Applicable Law or equity;
provided that upon the occurrence of an event described in Section 8.01(f) or (g) with respect to the Borrower, Parent, Intermediate Holdings or Holdings, the obligation of each Lender to make Loans, the Commitments and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, any foreclosure on, sale, transfer or other disposition of any Collateral or any other action taken or proposed to be taken hereunder that would affect the operational, voting or other control of any Regulated Insurance Subsidiary or affect the ownership of any Regulated Insurance Subsidiary shall be pursuant to the Applicable Law and, if and to the extent required thereby, subject to the prior consent of the Applicable Insurance Regulatory Authority and any other applicable Governmental Authority. Notwithstanding anything to the contrary contained herein, no party, including the Administrative Agent and the Lenders, shall take any action pursuant hereto that would constitute or result in any assignment or transfer of control of any Regulated Insurance Subsidiary if such assignment or transfer of control would require, under then existing Law, the prior approval of the Applicable Insurance Regulatory Authority and any other applicable Governmental Authority, without first obtaining such approval of the Applicable Insurance Regulatory Authority or such other applicable Governmental Authority and notifying the Applicable Insurance Regulatory Authority or such other applicable Governmental Authority of the consummation of such assignment or transfer of control (to the extent required to do so).
8.03Application of Funds.
(a)After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented fees, charges and disbursements of outside counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including reasonable and documented fees, charges and disbursements of outside counsel to the respective Lenders and the L/C Issuers) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this Second clause payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Disbursements and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this Third clause payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Disbursements and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and to the to the Administrative Agent for the account of the applicable L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14, in each case ratably among the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this Fourth clause held by them; and
Last, the balance, if any, after payment in full in cash of all Loans and other amounts owing in respect of the Secured Obligations (other than contingent or indemnification obligations not then due), including obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements (except as to which arrangements satisfactory to the applicable Hedge Bank or Cash Management Bank, as the case may be, shall have been made), to the Borrower or as otherwise required by Applicable Law.
(b)Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the Fourth clause above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.03.
(c)Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice (with a copy of such written notice sent by email to secured.designationnotice@citi.com), together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
Article IX

ADMINISTRATIVE AGENT
9.01Appointment and Authority.
(a)Appointment. Each of the Lenders and the L/C Issuers hereby irrevocably appoints, designates and authorizes Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
9.03Exculpatory Provisions.
(a)Neither the Administrative Agent nor any Arranger, as applicable, shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers, as applicable, and their respective Related Parties:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative

Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.
(b)Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.
(c)Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lenders or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lenders.
9.04Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C

Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.
9.05Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06Resignation of Administrative Agent.
(a)Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)Effect of Resignation or Removal. With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring Administrative Agent was acting as Administrative Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(c)    L/C Issuers and Swingline Lender. Any resignation or removal by Citibank as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer and Swingline Lender. If Citibank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Citibank resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender) and subject to such successor L/C Issuer’s or Swingline Lender’s consent to act in such role, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citibank to effectively assume the obligations of Citibank with respect to such Letters of Credit.
9.07Non-Reliance on Administrative Agent, the Arrangers and the Other Lenders.
Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or any L/C Issuer as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or an L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or such L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Lender or an L/C Issuer hereunder.
9.09Administrative Agent May File Proofs of Claim; Credit Bidding.
(a)In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(l) and (m), 2.09 and 11.04) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
(b)Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
(c)The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01), and (C) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
9.10Collateral and Guaranty Matters.
(a)Each of the Lenders (including in its capacity as a potential Cash Management Bank and a potential Hedge Bank) and each L/C Issuer irrevocably authorize the Administrative Agent,
(i)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) that constitutes Excluded Property or (iv) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;
(ii)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and
(iii)to release any Guarantor from its obligations under the Guaranty, the Security Agreement and/or any other Loan Document, including any lien granted by such Guarantor thereunder if such Person becomes (x) an Excluded Subsidiary or (y) ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
(b)Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s reasonable expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, the Security Agreement and/or any other Loan Document, including any lien granted by such Guarantor thereunder, in each case in accordance with the terms of the Loan Documents and this Section 9.10. To the extent any Collateral is Disposed of as expressly permitted by Section 7.05 to any Person that is not a Loan Party, the Liens created by any of the Collateral Documents on such property shall be automatically released without need for further action by any person, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effectuate the foregoing.
(c)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11Secured Cash Management Agreements and Secured Hedge Agreements.
Except as otherwise expressly set forth herein or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations (with a copy of such written notice sent by email to secured.designationnotice@citi.com), together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.
9.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13Recovery of Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender, an L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, an L/C Issuer or Secured Party (any such Lender, such L/C Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, such L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.13 and held in trust for the benefit of the Administrative Agent, and such Lender, such L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, each L/C Issuer, Secured Party or any Person who has received funds on behalf of a Lender, an L/C Issuer or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, such L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, such L/C Issuer or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

(iii)For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.13(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender, each L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, such L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, such L/C Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(i)(ii)    Subject to Section 11.06 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, an L/C Issuer or Secured Party, to the rights and interests of such Lender, such L/C Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.
Article X

CONTINUING GUARANTY
10.01Guaranty.
Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees in favor of the Administrative Agent and the other Secured Parties, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive absent manifest error for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any Loan Document, instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses (other than a defense of payment in full) it may now have or hereafter acquire in any way relating to any or all of the foregoing.
10.02Rights of Lenders.
Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
10.03Certain Waivers.
Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties other than the defense of payment. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

10.04Obligations Independent.
The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
10.05Subrogation.
No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.
10.06Termination; Reinstatement.
This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.
10.07Stay of Acceleration.
If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.
10.08Condition of Borrower.
Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09Appointment of Borrower.
Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, an L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuers or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.
10.10Right of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.
10.11Keepwell.
Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
Article XI

MISCELLANEOUS
11.01Amendments, Etc.
(a)Subject to Section 3.03 and the last paragraph of this Section 11.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(i)waive any condition set forth in Section 4.01 without the written consent of each Lender;

(ii)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(iii)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
(iv)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Disbursement, or (subject to clause (D) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay any Obligations at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Disbursement or to reduce any fee payable hereunder;
(v)change (i) Section 8.03 or Section 2.13 in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments, pro rata sharing of payments or order of application required hereunder without the written consent of each Lender, or (ii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly and adversely affected thereby;
(vi)change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
(vii)release all or substantially all of the Collateral in any transaction or series of related transactions (other than as specifically permitted or contemplated in this Agreement or the Security Agreement), without the written consent of each Lender,
(viii)(i) subordinate the Secured Obligations hereunder to any other Indebtedness or other obligation, without the written consent of each Lender directly and adversely affected thereby or (ii) subordinate the Liens securing the Secured Obligations to Liens securing any other Indebtedness or other obligations, without the written consent of each Lender directly and adversely affected thereby (other than, in each case of clauses (i) and (ii): (x) in connection with any debtor-in-possession financing or equivalent financing under any Debtor Relief Laws or any other use of Collateral in any proceeding under Debtor Relief Laws, (y) as expressly permitted by this Agreement to be senior (if any) as of the Closing Date or (z) if such Lender is offered a bona fide opportunity to participate on a pro rata basis (or greater than pro rata basis) in such other Indebtedness on the same terms as offered to all other providers of such Indebtedness); or
(ix)release, or have the effect of releasing, all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
and provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C

Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (D) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
(b)Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
(c)Notwithstanding anything to the contrary herein, this Agreement may be amended, or amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment, or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended, or amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
(d)    Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
11.02Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower or any other Loan Party, the Administrative Agent, any L/C Issuer or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii)if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b)Electronic Communications.
(i)Notices and other communications to the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites); provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or any L/C Issuer pursuant to Article II if such Lender, the Swingline Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the Swingline Lender, any L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(ii)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any other Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any

Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)Change of Address, Etc. Each of the Borrower, the Administrative Agent, each L/C Issuer and the Swingline Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by written notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
(e)Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party, other than such losses, costs, expenses and liabilities resulting from reliance that constitutes gross negligence or willful misconduct of the Administrative Agent, any L/C Issuer, any Lender and any Related Parties, in each case, as determined by a court of competent jurisdiction by a final and non-appealable judgment. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03No Waiver; Cumulative Remedies; Enforcement.
(a)No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, but not limited to, (A) the reasonable and documented fees, charges and disbursements of outside counsel for the Administrative Agent and its Affiliates (limited to one primary counsel to the Administrative Agent, the Lead Arranger and its Affiliates (taken as a whole), and, if reasonably necessary one additional specialty counsel to the Administrative Agent, the Lead Arranger and such Affiliates (taken as a whole) in any relevant specialty and one additional local counsel to the Administrative Agent, the Lead Arranger and such Affiliates (taken as a whole) in any relevant jurisdiction) and (B) due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger, any Lender, any L/C Issuer or their Affiliates (including the documented fees, charges and disbursements of any outside counsel for the Administrative Agent, the Lead Arranger, any Lender, any L/C Issuer or their Affiliates) (limited to one primary counsel to the Administrative Agent, the Lead Arranger the Lenders, the L/C Issuers and such Affiliates (taken as a whole), and, if reasonably necessary, one additional specialty counsel to the Administrative Agent, the Lead Arranger the Lenders, the L/C Issuers and such Affiliates (taken as a whole) in any relevant specialty and one additional local counsel to the Administrative Agent, the Lead Arranger the Lenders, the L/C Issuers and such Affiliates (taken as a whole) in any relevant jurisdiction, and in the case of an actual or perceived conflict of interest of any such counsel, one additional such primary, specialty or local counsel to each group of affected persons similarly situated and taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, insolvency or bankruptcy proceeding or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any outside counsel for any Indemnitee (limited to one primary counsel to the Indemnitees (taken as a whole), and, if reasonably necessary, one additional specialty counsel to the Indemnitees (taken as a whole) in any relevant specialty and one additional local counsel to the Indemnitees (taken as a whole) in any relevant jurisdiction, and in the case of an actual or perceived conflict of interest of any such counsel, one additional such primary, specialty or local counsel to each group of affected persons similarly situated and taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, or (v) any action taken by the Administrative Agent or any Lender to comply with Applicable Law, including Sanctions; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) a claim not involving an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee (other than against an Arranger, the Administrative Agent, an L/C Issuer or the Swingline Lender in their capacities as such) or (z) a claim brought by a Loan Party against an Indemnitee for a material breach of such Indemnitee’s funding obligations hereunder or under any other Loan Documents and such Loan Party is the prevailing party. Without limiting the provisions of Section 3.01(d), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clauses (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, without affecting the Loan Parties’ obligations under clauses (a) or (b) of this Section 11.04, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of all Lenders’ Total Revolving Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, neither the Administrative Agent or the Lenders on the one hand nor any Loan Party on the other hand shall assert against any other party hereto, and each such party hereto waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations to the extent set forth in Section 11.04(b) to the extent such special, indirect, consequential or punitive damages (including any loss of profits) are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for direct or actual damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct.
(e)Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in

Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(I)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(II)in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this clause (b)(ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:
(I)the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), 8.01(b) (with respect to a breach of Section 6.01(a) or (b), Section 6.02(b) or Section 7.11), 8.01(f) or 8.01(g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and provided further that the Borrower’s consent shall not be required during the primary syndication;
(II)the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(III)the consent of each L/C Issuer and the Swingline Lender (in each case, such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons) or (D) to any Disqualified Lender.
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register, maintained in a manner to comply with Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations, for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.
(i)Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any L/C Issuer or Swingline Lender, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender, a Disqualified Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.
(ii)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a)(ii), (a)(iii), (a)(iv), (a)(vii), (a)(viii) or (a)(ix) of Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided that such Participant (A) shall be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register, maintained in a manner to comply with Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) above, such L/C Issuer may, (i) upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as an L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the applicable L/C Issuer as an L/C Issuer or Swingline Lender, as the case may be. If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Citibank resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring L/C Issuer to effectively assume the obligations of the applicable retiring L/C Issuer with respect to such Letters of Credit.
(g)Disqualified Lenders.
(i)No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.
(ii)If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Commitment and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b) and (ii) such assignment does not conflict with Applicable Laws.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

11.07Treatment of Certain Information; Confidentiality.
(a)Treatment of Certain Information. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties who needs to know such information in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulator authority exercising examination or regulatory authority), the Administrative Agent, L/C Issuer or such Lender, as applicable, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower promptly in advance thereof, (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulator authority exercising examination or regulatory authority), the Administrative Agent, L/C Issuer or such Lender, as applicable, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower promptly in advance thereof, (iv) to any other party hereto; provided that nothing herein shall permit any party to disclose any material non-public information to any Public Lender, (v)  in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Parent and its Subsidiaries, and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, any L/C Issuer and/or the Swingline Lender to deliver Borrower Materials or notices to the Lenders, (viii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (ix) with the consent of the Borrower, (x) to the extent such Information (A) is or becomes publicly available other than as a result of a breach of this Section 11.07, or (B) is or becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (xi) is independently discovered or developed by a party hereto without utilizing any Information received from the Loan Parties or violating the terms of this Section 11.07. For purposes of this Section 11.07, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.
(b)Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws.
(c)Press Releases. The Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, and their respective Affiliates, on the other hand, each agree that they will not in the future issue any press releases or other public disclosure (other than filings required to be made with the SEC) using the name of the other parties or referring to this Agreement or any of the Loan Documents without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed).
(d)Customary Advertising Material. Subject to the Borrower’s express prior written consent, the Administrative Agent and any Lender may publish customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties; provided that such consent shall not be required with respect to tombstones or other similar advertising material relating to the syndication and arrangement of the Revolving Facility providing the same information as typically included on tombstones. The Administrative Agent and the Lenders may provide, without the Borrower’s consent, to market data collectors, such as league table, or other service providers to the lending industry, information regarding the Revolving Facility including the Closing Date, size, type and purpose of, and the parties to, the Revolving Facility.
11.08Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such L/C Issuer or such Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have under Applicable Law. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, Administrative Agent and each Lender waive any right of offset it may have against any Government Receivables Deposit Account maintained by any Loan Party with the Administrative Agent or such Lender for the repayment of any Secured Obligations (other than with respect to Secured Cash Management Agreements); provided, however, that the Administrative Agent and each such Lender shall at all times have (and does not waive) a perfected security interest in each such Government Receivables Deposit Account and any proceeds of Collateral deposited into each such Government Receivables Deposit Account to secure the repayment of all Secured Obligations, in each case, to the extent perfection in any such Government Receivables Deposit Accounts arises from Section 9-104(a)(1) of the UCC.
11.09Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10Integration; Effectiveness.
This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successor and assigns.
11.11Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to

Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13Replacement of Lenders.
(a)If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(ii)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with Applicable Laws; and
(v)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(b)A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)Each party hereto agrees that (i) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided further that any such documents shall be without recourse to or warranty by the parties thereto.
(d)Notwithstanding anything in this Section 11.13 to the contrary, (A) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (B) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.
11.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ANY OTHER PARTY HERETO IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
11.16Subordination.
Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the payment in full of all Obligations. If an Event of Default has occurred and is continuing and the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Event of Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.16, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.
11.17No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, each Arranger and each Lender and each of their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, nor any Arranger or any Lender

nor any of their respective Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger or any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
11.18Electronic Execution; Electronic Records; Counterparts.
(a)This Agreement, any Loan Document and any other document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement or any other Loan Document (each, a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, each L/C Issuer, the Swingline Lender, and each Lender (collectively, each a “Credit Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any L/C Issuer nor Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided that, without limiting the foregoing, (a) to the extent the Administrative Agent, L/C Issuers and/or Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.
Neither the Administrative Agent, nor any L/C Issuer or Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, such L/C Issuer’s or Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuers and Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each of the Loan Parties and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.19USA Patriot Act Notice.
Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.
11.20Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Solely to the extent any Lender or any L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any L/C Issuer that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.21Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

ALIGNMENT HEALTHCARE USA, LLC

By: /s/ James M. Head
Name:     James M. Head
Title:     Chief Financial Officer

GUARANTORS:

ALIGNMENT HEALTHCARE, INC.

By: /s/ James M. Head
Name:     James M. Head
Title:     Chief Financial Officer

ALIGNMENT HEALTHCARE HOLDCO 1, LLC

By: /s/ James M. Head
Name:     James M. Head
Title:     Chief Financial Officer

ALIGNMENT HEALTHCARE HOLDCO 2, LLC

By: /s/ James M. Head
Name:     James M. Head
Title:     Chief Financial Officer

ALIGNMENT HEALTH ADVISORS, LLC

By: /s/ James M. Head
Name:     James M. Head
Title:     Chief Financial Officer

SECURE HEALTH HOLDINGS, LLC

By: /s/ James M. Head
Name:     James M. Head
Title:     Chief Financial Officer
[SIGNATURE PAGE TO CREDIT AGREEMENT - ALIGNMENT HEALTHCARE USA, LLC]

CITIBANK, N.A.,
as the Administrative Agent

By: /s/ Matthew Cataldi
Name: Matthew Cataldi
Title: Authorized Signatory:
[SIGNATURE PAGE TO CREDIT AGREEMENT - ALIGNMENT HEALTHCARE USA, LLC]

CITIBANK, N.A.,
as a Lender, an L/C Issuer and Swingline Lender

By: /s/ Matthew Cataldi
Name: Matthew Cataldi
Title: Authorized Signatory
[SIGNATURE PAGE TO CREDIT AGREEMENT - ALIGNMENT HEALTHCARE USA, LLC]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By: /s/ Eugene Stunson
Name: Eugene Stunson
Title: Executive Director
[SIGNATURE PAGE TO CREDIT AGREEMENT - ALIGNMENT HEALTHCARE USA, LLC]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender and an L/C Issuer

By:/s/ Ryan M. Black
Name: Ryan M. Black
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT - ALIGNMENT HEALTHCARE USA, LLC]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:    /s/ Michael King
Name: Michael King
Title: Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT - ALIGNMENT HEALTHCARE USA, LLC]

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Nicholas Merino
Name: Nicholas Merino
Title: Authorized Signatory
[SIGNATURE PAGE TO CREDIT AGREEMENT - ALIGNMENT HEALTHCARE USA, LLC]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Alyssa Suckow
Name: Alyssa Suckow
Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT - ALIGNMENT HEALTHCARE USA, LLC]